                                                                     Exhibit 2.1


                                                                [EXECUTION COPY]





                            ASSET PURCHASE AGREEMENT


                                  by and among


                         EDUCATE OPERATING COMPANY, LLC

                               APOLLO SYLVAN, LLC

                             APOLLO SYLVAN II, LLC.

                                  EDUCATE, INC.

                          SYLVAN LEARNING SYSTEMS, INC.

                                       and

                             SYLVAN VENTURES, L.L.C.



                                   dated as of


                                 March 10, 2003



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                                TABLE OF CONTENTS
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
ARTICLE I PURCHASE AND SALE OF ASSETS..................................................................1

         Section 1.1   SALE AND TRANSFER OF ASSETS.....................................................1
         Section 1.2   THE PURCHASE PRICE..............................................................2
         Section 1.3   WORKING CAPITAL ADJUSTMENT......................................................3
         Section 1.4   EARN OUT........................................................................4
         Section 1.5   ALLOCATION OF PURCHASE PRICE; TAX FILINGS.......................................5

ARTICLE II THE CLOSING.................................................................................6

         Section 2.1   THE CLOSING.....................................................................6
         Section 2.2   DELIVERIES BY THE SELLERS.......................................................6
         Section 2.3   DELIVERIES BY PURCHASER.........................................................8
         Section 2.4   DELIVERIES BY PARENT............................................................9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS..............................................9

         Section 3.1   AUTHORIZATION...................................................................9
         Section 3.2   BINDING AGREEMENT..............................................................10
         Section 3.3   [INTENTIONALLY OMITTED]........................................................10
         Section 3.4   ORGANIZATION; QUALIFICATION OF THE SELLERS.....................................10
         Section 3.5   SUBSIDIARIES AND AFFILIATES....................................................10
         Section 3.6   CONSENTS AND APPROVALS; NO VIOLATIONS..........................................11
         Section 3.7   FINANCIAL STATEMENTS...........................................................12
         Section 3.8   BOOKS AND RECORDS..............................................................12
         Section 3.9   NO UNDISCLOSED LIABILITIES.....................................................12
         Section 3.10  ACCOUNTS RECEIVABLE............................................................12
         Section 3.11  DISPUTED ACCOUNTS PAYABLE......................................................12
         Section 3.12  ABSENCE OF CERTAIN CHANGES.....................................................14
         Section 3.13  TITLE TO PROPERTIES; ENCUMBRANCES..............................................15
         Section 3.14  REAL PROPERTY..................................................................15
         Section 3.15  ENVIRONMENTAL MATTERS..........................................................17
         Section 3.16  CONTRACTS AND COMMITMENTS......................................................19
         Section 3.17  CUSTOMERS AND SUPPLIERS........................................................20
         Section 3.18  INSURANCE......................................................................20
         Section 3.19  LITIGATION.....................................................................20
         Section 3.20  COMPLIANCE WITH LAWS...........................................................21
         Section 3.21  EMPLOYEE BENEFIT PLANS.........................................................21
         Section 3.22  TAX MATTERS....................................................................22
         Section 3.23  INTELLECTUAL PROPERTY..........................................................25
         Section 3.24  LABOR MATTERS..................................................................27
         Section 3.25  PERSONNEL......................................................................29
         Section 3.26  PROPRIETY OF PAST PAYMENTS.....................................................29
         Section 3.27  INVESTMENT IN THE SELLER NOTE..................................................30
         Section 3.28  INFORMATION FOR FINANCING......................................................31

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

         Section 3.29  BROKERS OR FINDERS.............................................................31
         Section 3.30  FULL DISCLOSURE................................................................31
         Section 3.31  eSYLVAN BURN RATE..............................................................31

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND HOLDINGS...................................31

         Section 4.1   ORGANIZATION...................................................................31
         Section 4.2   AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION.........................32
         Section 4.3   CONSENTS AND APPROVALS; NO VIOLATIONS..........................................32
         Section 4.4   INVESTMENT IN TARGET SUBSIDIARY EQUITY INTERESTS...............................33
         Section 4.5   BROKERS OR FINDERS.............................................................34
         Section 4.6   OPERATIONS OF PURCHASER, APOLLO SYLVAN, APOLLO SYLVAN II AND HOLDINGS..........34
         Section 4.7   LITIGATION.....................................................................34
         Section 4.8   OWNERSHIP OF CONVERTIBLE DEBENTURES............................................34

ARTICLE V COVENANTS...................................................................................34

         Section 5.1   INTERIM OPERATIONS OF THE TARGETED BUSINESSES..................................34
         Section 5.2   NO SOLICITATION; OTHER OFFERS..................................................38
         Section 5.3   ACCESS.........................................................................39
         Section 5.4   EFFORTS AND ACTIONS TO CAUSE CLOSING TO OCCUR..................................40
         Section 5.5   NOTIFICATION OF CERTAIN MATTERS................................................42
         Section 5.6   STOCK OPTIONS..................................................................43
         Section 5.7   USE OF SYLVAN MARKS............................................................43
         Section 5.8   LIMITATION ON TRANSACTIONS WITH AFFILIATES.....................................44
         Section 5.9   NON-COMPETES...................................................................44
         Section 5.10  SUBSEQUENT ACTIONS.............................................................46
         Section 5.11  PUBLICITY......................................................................46
         Section 5.12  MAIL RECEIVED AFTER CLOSING....................................................46
         Section 5.13  ACCESS TO BOOKS AND RECORDS....................................................47
         Section 5.14  WAIVER OF BULK SALES REQUIREMENT...............................................48
         Section 5.15  TUITION FINANCE PAYMENTS.......................................................48
         Section 5.16  INTELLECTUAL PROPERTY..........................................................48
         Section 5.17  VENTURES CAPITAL CALLS.........................................................48
         Section 5.18  DEFERRED PURCHASE PRICE........................................................48
         Section 5.19  CONVERTIBLE DEBENTURES.........................................................48
         Section 5.20  POST CLOSING CONSENTS..........................................................48
         Section 5.21  CANTER MATERIALS...............................................................49
         Section 5.22  CONTRIBUTION OF APOLLO IV......................................................49

ARTICLE VI CONDITIONS.................................................................................50

         Section 6.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING....................50
         Section 6.2   CONDITIONS TO OBLIGATIONS OF PURCHASER TO EFFECT THE CLOSING...................50
         Section 6.3   CONDITIONS TO OBLIGATIONS OF THE SELLERS TO EFFECT THE CLOSING.................52

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

ARTICLE VII TERMINATION...............................................................................53

         Section 7.1   TERMINATION....................................................................53
         Section 7.2   EFFECT OF TERMINATION..........................................................55
         Section 7.3   TERMINATION FEE................................................................55

ARTICLE VIII TAX MATTERS..............................................................................56

         Section 8.1   TAX INDEMNIFICATION............................................................56
         Section 8.2   TAX CLAIMS.....................................................................57
         Section 8.3   TAX RETURN FILINGS, PAYMENTS, AND REFUNDS......................................58
         Section 8.4   TAX SHARING AGREEMENTS; POWERS OF ATTORNEY.....................................59
         Section 8.5   TRANSFER TAXES.................................................................59
         Section 8.6   ASSISTANCE AND COOPERATION.....................................................59
         Section 8.7   CHARACTERIZATION OF INDEMNIFICATION PAYMENTS...................................60
         Section 8.8   SURVIVAL OF TAX CLAIMS AND SECTION 3.22 REPRESENTATIONS........................60

ARTICLE IX INDEMNIFICATION............................................................................60

         Section 9.1   INDEMNIFICATION; REMEDIES......................................................60
         Section 9.2   AGGREGATE DOLLAR LIMITATION....................................................61
         Section 9.3   NOTICE OF CLAIM; DEFENSE.......................................................62
         Section 9.4   SURVIVAL OF INDEMNIFICATION CLAIMS; OFFSET.....................................62
         Section 9.5   EFFECT OF INVESTIGATION........................................................63
         Section 9.6   SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES..........................63

ARTICLE X DEFINITIONS AND INTERPRETATION..............................................................63

         Section 10.1  DEFINITIONS....................................................................63
         Section 10.2  INTERPRETATION.................................................................79

ARTICLE XI MISCELLANEOUS..............................................................................80

         Section 11.1  FEES AND EXPENSES..............................................................80
         Section 11.2  AMENDMENT AND MODIFICATION.....................................................81
         Section 11.3  NOTICES........................................................................81
         Section 11.4  COUNTERPARTS...................................................................82
         Section 11.5  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.................................82
         Section 11.6  SEVERABILITY...................................................................82
         Section 11.7  GOVERNING LAW..................................................................83
         Section 11.8  ENFORCEMENT; VENUE.............................................................83
         Section 11.9  TIME OF ESSENCE................................................................83
         Section 11.10 EXTENSION; WAIVER..............................................................83
         Section 11.11 ELECTION OF REMEDIES...........................................................83
         Section 11.12 ASSIGNMENT.....................................................................83

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

EXHIBIT A  ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B  TERMS OF SELLER NOTE
EXHIBIT C  BILL OF SALE FOR SYLVAN TARGET ASSETS
EXHIBIT D  SUBLEASE FOR 1001 FLEET STREET
EXHIBIT E  SUBLEASE FOR 506 S. CENTRAL - KOLDKISS
EXHIBIT F  SUBLEASE FOR 1000 LANCASTER STREET
EXHIBIT G  SHARED SERVICES AGREEMENT
EXHIBIT H  FORM OF MASTER LICENSE AGREEMENT
EXHIBIT I  FIRST AMENDMENT TO INVESTORS AGREEMENT
EXHIBIT J  SECURITIES PURCHASE AGREEMENT
EXHIBIT K  OPINION OF SELLERS' COUNSEL
EXHIBIT L  OPINION OF PURCHASER'S COUNSEL
EXHIBIT M  FINANCING TERM SHEET
EXHIBIT N  BALANCE SHEET
EXHIBIT O  CALCULATION OF WORKING CAPITAL

ANNEX A    SYLVAN TARGET ASSETS AND ENCUMBRANCES

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                            ASSET PURCHASE AGREEMENT


   Asset Purchase Agreement, dated as of March 10, 2003, by and among Educate Operating Company, LLC, a Delaware limited liability company ("PURCHASER"), Apollo Sylvan, LLC, a Delaware limited liability company ("APOLLO SYLVAN"), Apollo Sylvan II, LLC, a Delaware limited liability company ("APOLLO SYLVAN II" and together with Apollo Sylvan, "PARENT"), Educate, Inc., a Delaware corporation ("HOLDINGS"), Sylvan Learning Systems, Inc., a Maryland corporation ("SYLVAN"), Sylvan Ventures, L.L.C., a Delaware limited liability company ("VENTURES" and, together with Sylvan, the "SELLERS"), and only with respect to
Section 5.22, Apollo Management IV, L.P., a Delaware limited partnership ("APOLLO IV"). CERTAIN CAPITALIZED TERMS USED IN THIS AGREEMENT HAVE THE MEANINGS ASSIGNED TO THEM IN ARTICLE X.

   WHEREAS, Sylvan desires to sell and Parent, Holdings and Purchaser desire to purchase the assets composing Sylvan's K-12 educational business (the "K-12 BUSINESS");

   WHEREAS, Ventures desires to sell and Purchaser desires to purchase all of Ventures' right, title and interest in Connections Academy and eSylvan (the "VENTURES BUSINESSES" and, together with the K-12 Business, the "TARGETED BUSINESSES"); and

   WHEREAS, each of the Managing Member of Apollo Sylvan, the Managing Member of Apollo Sylvan II, the Managing Member of Purchaser, the Board of Directors of Holdings, the Board of Directors of Sylvan and the Board of Managers of Ventures has approved, and deems it advisable and in the best interests of its respective stockholders or membership interest holders, as the case may be, to consummate, the acquisition of the Targeted Businesses by Parent, Holdings, or Purchaser, as the case may be, which acquisition is to be effected by the sale of all the Target Assets to Parent, Holdings, or Purchaser, as the case may be, subject only to those liabilities expressly assumed by Parent, Holdings, or Purchaser, as the case may be, pursuant hereto, and otherwise upon the terms and subject to the conditions set forth herein.

   NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                           PURCHASE AND SALE OF ASSETS

   Section 1.1 SALE AND TRANSFER OF ASSETS Subject to the terms and conditions of this Agreement, at the Closing the Sellers shall sell, convey, assign, transfer and deliver to Purchaser the Targeted Businesses as a going concern, including all the Target Assets, free and clear of all Encumbrances, except for the Encumbrances specifically to be assumed by Purchaser pursuant to Annex A hereto.


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   Section 1.2 THE PURCHASE PRICE.

         (a) Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of the Targeted Businesses and the Target Assets, at the Closing (or as otherwise indicated) (i) Purchaser shall (u) pay to Sylvan an amount of cash equal to the Cash Amount, (v) pay to Ventures an amount equal to $10,000,000; (w) deliver to Sylvan the Canter Note; (x) deliver to Sylvan a promissory note in a form agreed to by the parties prior to Closing and containing the terms substantially consistent with those set forth on Exhibit B (subject to such changes therein as may be required to obtain Financing) in the principal amount of $55,000,000, dated as of the Closing Date, duly executed by Holdings (the "SELLER NOTE") (y) assume those liabilities (and only those liabilities) of the Sellers related to the Targeted Businesses pursuant to
Section 1.2(b) below, and (z) agree to pay to Sylvan as and when provided herein, the Deferred Purchase Price; and (ii) Parent shall deliver the Convertible Debentures with a principal amount equal to the Debenture Amount, ((i) and (ii) collectively referred to herein as, the "PURCHASE PRICE").

         (b) Subject to the terms and conditions of this Agreement, simultaneously with the sale, assignment, transfer, conveyance and delivery to Purchaser of the Target Assets, Purchaser shall assume the following liabilities and obligations of the Sellers that relate to the Targeted Businesses and the Target Assets (collectively, the "ASSUMED LIABILITIES"):

               (i) all trade accounts payable of the Targeted Businesses arising in the ordinary course of business;

               (ii) all liabilities and obligations arising from and after the
            Closing Date relating to the ownership or operation of the Target Assets from and after the Closing Date, including, without limitation, the commercial performance under the Leases and the contracts and agreements of the Targeted Businesses in accordance with their respective terms that are assigned to Purchaser pursuant to this Agreement; PROVIDED, HOWEVER, that the parties acknowledge that the liabilities and obligations relating to the ownership or operation of the Target Assets arising prior to the Closing Date or as a result of action or inaction prior to the Closing Date shall be retained by the Sellers;

               (iii) all liabilities and obligations of the Sellers listed on
            Part 1.2(b) of the Disclosure Schedule;

               (iv) all liabilities and obligations under applicable Laws arising from and after the Closing Date in connection with the ownership or operation of the Target Assets arising from and after the Closing Date; PROVIDED, HOWEVER, that the parties acknowledge that the liabilities and obligations under applicable Laws in connection with the ownership or operation of the Target Assets arising prior to the Closing


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            Date or as a result of action or inaction prior to the Closing Date shall be retained by the Sellers; and

               (v) liabilities and obligations for Taxes as and to the extent set forth in Article VIII hereof.

   Section 1.3 WORKING CAPITAL ADJUSTMENT.

         (a) At least two Business Days prior to the Closing Date, the Sellers shall provide Purchaser with the Pre-Closing Balance Sheet, together with a calculation of the Closing Working Capital Adjustment Amount. On the Closing Date, the Sellers shall pay to the Purchaser, in cash, an amount equal to the Closing Working Capital Adjustment Amount.

         (b) As soon as possible after the Closing Date, but in no event later than 60 days after the Closing Date, the Purchaser shall prepare and deliver to the Sellers the Closing Balance Sheet together with a calculation of the Final Working Capital Adjustment Amount, and the Preliminary Bonus Schedule. The Sellers shall have 30 days to review the Closing Balance Sheet and the calculation of the Final Working Capital Adjustment Amount and to deliver a written notice (the "DISPUTE NOTICE") of any disagreements specifying in reasonable detail the nature and extent of such disagreement. If no Dispute Notice is delivered within such period, Purchaser's calculation shall be deemed accepted by the Sellers. If the Sellers and the Purchaser are unable to resolve any such disagreement within 10 Business Days of the Purchaser's receipt of the Dispute Notice, the items of disagreement shall be referred for final determination to an independent accounting firm of national reputation (the "INDEPENDENT ACCOUNTANT") reasonably agreed to by the Purchaser and the Sellers. The Independent Accountant shall make a determination of the Final Working Capital Adjustment Amount within 20 Business Days following appointment by the Purchaser and the Sellers and such determination shall be binding on the parties.

         (c) The Sellers shall pay the Purchaser an amount, in cash, equal to the Final Working Capital Adjustment Amount, if positive, or the Purchaser shall pay the Sellers an amount in cash equal to the Final Working Capital Adjustment Amount (up to a maximum amount equal to the Closing Working Capital Adjustment Amount), if negative, following the determination of such amount pursuant to clause (b) hereof.

         (d) On April 15, 2004, Purchaser will deliver to the Sellers a schedule of all bonuses paid by Purchaser for services performed during the 2003 calendar year (which bonuses in the aggregate shall be referred to herein as the "2004 BONUS AMOUNT") to its employees who were employed by the Sellers (or any Target Subsidiary) immediately prior to the Closing (each, an "ELIGIBLE EMPLOYEE"). If the 2004 Bonus Amount is less than the amount set forth under the "Accrued Bonuses" line item on the Closing Balance Sheet, on an annualized basis, then Purchaser shall pay to Sellers on April 15, 2004, an amount equal to the product of (i) the difference of (A) the amount set forth under the "Accrued Bonuses" line item on the Closing Balance Sheet, MINUS (B)


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the 2004 Bonus Amount; MULTIPLIED BY (ii) a percentage equal to the percentage relationship that the number of days from January 1, 2003 to the Closing Date bears to 365, expressed as a decimal; PROVIDED that such payment shall not exceed the net amount paid, if any, by Sellers to Purchaser as part of the Closing Working Capital Adjustment Amount and the Final Working Capital Adjustment Amount. If the Sellers dispute the 2004 Bonus Amount, the dispute resolution procedures set forth in clause (b) of this Section 1.3 shall apply.

   Section 1.4 EARN OUT.

         (a) From and including the end of the last day of Connection Academy's fourth full fiscal quarter after the Closing Date to December 31, 2007, if on the last day of any fiscal quarter (each a "MEASUREMENT DATE"), the Charter School EBITDA during the Measurement Period equals or exceeds the Initial Target Amount, then Holdings shall be required to pay Ventures or its successors, in cash, an amount equal to the Initial Earn Out Amount not later than six months following the Measurement Date (a "PAYMENT DATE"); PROVIDED, THAT, if the Seller Note remains outstanding on any Payment Date, Holdings may elect, in lieu of paying such amount in cash, to have such amount added to the outstanding principal balance of the Seller Note.

         (b) From the date that the Initial Earn Out Amount is earned by Sylvan to December 31, 2007, if on any Measurement Date, the Charter School EBITDA during the Measurement Period equals or exceeds the Incremental Target Amount, then Holdings shall be required to pay Ventures or its successors, in cash, an amount equal to the Incremental Earn Out Amount not later than the Payment Date; PROVIDED, THAT, if the Seller Note remains outstanding on any Payment Date, Holdings may elect, in lieu of paying such amount in cash, to have such amount added to the outstanding principal balance of the Seller Note.

         (c) In the event that Purchaser transfers or sells Connections Academy to a third party prior to December 31, 2007, the Purchaser shall either (i) provide for the buyer to assume in writing the obligations under this Section 1.4, or (ii) pay to Ventures or its successors $10,000,000 in cash, MINUS any amounts previously paid to Ventures or its successors (or added to the balance of the Seller Note) pursuant to this Section 1.4; PROVIDED, THAT, if the Seller Note remains outstanding on any Payment Date, Holdings may elect, in lieu of paying such amount in cash, to have such amount added to the outstanding principal balance of the Seller Note.

         (d) Purchaser shall provide a written statement to Sylvan not later than 90 days following any Measurement Date providing an accounting of all calculations made in connection with such Measurement Date pursuant to this
Section 1.4 and all financial data relied on by Purchaser in making such calculations. If requested by Sylvan, Purchaser shall permit Sylvan and its auditors, through its authorized representatives, to have reasonable access to and examine and make copies of all books, records or information relating to all calculations made in connection with this Section 1.4 and such financial and operating data and other information relied upon in making such calculations that are not delivered to Sylvan pursuant hereto. In connection with


                                       4
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such request, Purchaser shall comply with the provisions of Section 5.13(c) of this Agreement.

   Section 1.5 ALLOCATION OF PURCHASE PRICE; TAX FILINGS.

      (a) The Sellers and the Purchaser shall cooperate in good faith to jointly prepare an allocation of the Purchase Price and all other capitalizable costs incurred in connection with the Transactions (collectively, the "ALLOCABLE AMOUNT") among the Target Assets in accordance with Section 1060 of the Code and the U.S. Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon the Purchaser and the Sellers. If Purchaser and the Sellers cannot agree on the allocation within 60 days after the Closing Date, such dispute shall be settled by Deloitte & Touche LLP or another accounting firm of international reputation, in either case, mutually acceptable to Purchaser and Sellers (an "INDEPENDENT ACCOUNTING FIRM"). The Independent Accounting Firm shall resolve such dispute within 30 days of its submission. The determination of the allocation of the Purchase Price by the Independent Accounting Firm, as set forth in a written notice to Purchaser and Sellers, shall be final, binding and conclusive on the parties. The fees and disbursements of the Independent Accounting Firm shall be allocated between Purchaser and Sellers in the same proportion that the aggregate amount of the disputed items submitted to the Independent Accounting Firm that are unsuccessfully disputed by each party (as finally determined by the Independent Accounting Firm) bears to the total amount of all disputed items submitted to the Independent Accounting Firm. The parties agree that the purchase price allocation for the German Subsidiaries shall equal $29,000,000 (inclusive of any and all intercompany obligations of any one of the German Subsidiaries). Any subsequent adjustments to the consideration for the Target Assets shall be reflected in such allocation as jointly revised by Purchaser and the Sellers in a manner consistent with Section 1060 of the Code and the U.S. Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate).

      (b) Each of Sellers and Purchaser shall (i) be bound by the allocation of the Allocable Amount for all Tax purposes, (ii) prepare and file all Tax returns to be filed with any taxing authority in a manner consistent with such allocation, and (iii) take no position inconsistent with this Section 1.5 in any Tax return, any proceeding before any taxing authority or otherwise unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign law). In the event the allocation of the Allocable Amount is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party of such dispute, and the Sellers and Purchaser shall cooperate in good faith in responding to such challenge in order to preserve the effectiveness of such allocation.





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                                   ARTICLE II

                                   THE CLOSING

   Section 2.1 THE CLOSING. The sale and transfer of the Targeted Businesses by the Sellers to Purchaser (the "CLOSING") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, NW, Washington, DC 20005-2111 at 10:00 a.m., eastern time, on the later of (a) five Business Days following the satisfaction and/or waiver of all conditions to close set forth in Article VI (other than conditions which can be satisfied only by the delivery of certificates, opinions or other documents at the Closing), (b) the fifth Business Day following the end of the most recently completed calendar month, unless another date or place is agreed in writing by each of the parties hereto, and (c) 30 days after the date hereof (the "CLOSING DATE").

   Section 2.2 DELIVERIES BY THE SELLERS. At the Closing, each of the Sellers (as appropriate) shall deliver or cause to be delivered to Purchaser:

         (a) a wire transfer of same day funds or bank accounts of Target Subsidiaries with cash balances which together represent an amount equal to the Cash On-Hand Amount;

         (b) an executed Assignment and Assumption Agreement in the form attached hereto as Exhibit A;

         (c) a duly executed Bill of Sale in the form attached hereto as Exhibit C;

         (d) an executed Sublease for 1001 Fleet Street in the form attached as Exhibit D hereto;

         (e) an executed Sublease for 506 S. Central in the form attached as Exhibit E hereto;

         (f) an executed Sublease for 1000 Lancaster Street in the form attached as Exhibit F hereto;

         (g) an executed Shared Services Agreement in the form attached hereto as Exhibit G;

         (h) executed Master License Agreements relating to Sylvan's operation of the UK/France Subsidiaries and Sylvan's operations in Spain, in substantially the form attached hereto as Exhibit H;

         (i) all documents of title and instruments of conveyance necessary to transfer record and/or beneficial ownership to Purchaser of all automobiles, trucks, trailers, aircraft (and any other property owned by the Sellers which require execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Purchaser) which are included in the Target Assets;

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         (j) (A) a mutually acceptable executed agreement, duly notarized before a German notary, between Sylvan I BV and Purchaser for the assignment of all of the shares (GESCHAFTSANTEILE) of Dorana Einundvierzigste Verwaltungsgesellschaft mbH ("DORANA") and (B) certificates representing the outstanding capital stock and/or ownership interests of each Target Subsidiary (other than Dorana), each such certificate to be duly and validly endorsed in favor of Purchaser or accompanied by separate stock powers duly and validly executed by the Sellers and otherwise sufficient to vest in Purchaser ownership of such stock free of any adverse claim or Encumbrance;

         (k) assignments of all Target Intellectual Property and all applications therefor and all of the IP Agreements, in each case to the extent that any one of the Target Subsidiaries is not the sole and exclusive owner of such Intellectual Property or a party to such IP Agreements, respectively;

         (l) executed copies of the Requisite Consents and any other consents referred to in Section 5.4(c) hereof that the Sellers may (but are not required by Closing to) obtain;

         (m) an executed First Amendment to Investors Agreement in the form attached hereto as Exhibit I;

         (n) an executed Securities Purchase Agreement in the form attached hereto as Exhibit J;

         (o) all documents containing or relating to "know-how" to be acquired by Purchaser pursuant hereto;

         (p) all of the books and records of the Sellers relating to the Targeted Businesses;

         (q) the opinion of counsel referred to in Section 6.2(a) hereof;

         (r) the Officers' Certificate referred to in Section 6.2(b) hereof;

         (s) a certification of non-foreign status for the Sellers in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder and any similar state and local laws and regulations;

         (t) any other certifications which may be required under applicable law stating that no Taxes are due to any taxing authority for which the Purchaser could have liability to withhold and pay with respect to the transfer of the Target Assets;

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         (u) all such other deeds, endorsements, assignments, consents and other instruments as, in the opinion of Purchaser's counsel, are necessary to vest in Purchaser good and marketable title to the Target Assets; and

         (v) all other previously undelivered documents required to be delivered by the Sellers to Purchaser at or prior to the Closing in connection with the Transactions.

   Section 2.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to the Sellers or their designees:

         (a) a wire transfer of same day funds (i) in the amount of the Cash Amount to Sylvan and/or any of its Subsidiaries in accordance with the allocation schedule prepared in accordance with Section 1.5 and (ii) in the amount of $10,000,000 to Ventures;

         (b) an executed Assignment and Assumption Agreement in the form attached hereto as Exhibit A;

         (c) a duly executed Bill of Sale in the form attached hereto as Exhibit C;

         (d) the Seller Note duly executed by Holdings dated as of the Closing Date;

         (e) an original promissory note representing the Canter Note, together with an allonge assigning such note to Sylvan;

         (f) an executed Sublease for 1001 Fleet Street in the form attached hereto as Exhibit D;

         (g) an executed Sublease for 506 S. Central in the form attached hereto as Exhibit E;

         (h) an executed Sublease for 1000 Lancaster Street relating to Purchaser in the form attached hereto as Exhibit F;

         (i) an executed Shared Services Agreement in the form attached hereto as Exhibit G;

         (j) executed Master License Agreements relating to Sylvan's operation of the UK/France Subsidiaries and Sylvan's operations in Spain, in substantially the form attached hereto as Exhibit H;

         (k) a First Amendment to Investors Agreement in the form attached hereto as Exhibit I, duly executed by Purchaser;

         (l) an executed Securities Purchase Agreement in the form attached hereto as Exhibit J;

         (m) the opinion of counsel referred to in Section 6.3(a) hereof;

         (n) the Officers' Certificates referred to in Sections 6.3(b) and 6.3(c) hereof; and

         (o) such other documents as are required to be delivered by Purchaser to the Sellers pursuant to this Agreement.

   Section 2.4 DELIVERIES BY PARENT. At the Closing, Parent shall deliver to the Sellers or their designees original promissory notes representing the Convertible Debentures with an aggregate principal amount equal to the Debenture Amount, together with allonges assigning such notes to Sylvan. At the direction and on behalf of Parent, the Sellers or their designees will deliver the portion of the Target Businesses acquired by Parent directly to the Purchaser so that the portion of the Targeted Businesses acquired by Parent will be delivered to, and held by, Purchaser immediately after the Closing.



                                   ARTICLE III

                               REPRESENTATIONS AND
                            WARRANTIES OF THE SELLERS

   Except as specifically set forth in the Disclosure Schedule prepared and signed by Sylvan and delivered to Purchaser simultaneously with the execution hereof, Sylvan represents and warrants to Purchaser that all of the statements contained in this Article III are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date. The listing of an item in one part of the Disclosure Schedule shall be deemed to be a listing in each part of the Disclosure Schedule to which such item relates only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other part.

   Section 3.1 AUTHORIZATION. Sylvan has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. Ventures has full limited liability company power and authority to execute this Agreement and to consummate the Transactions. The execution, delivery and performance by the Sellers of this Agreement and the consummation by them of the Transactions have been duly authorized by Board of Directors of Sylvan and Board of Managers of Ventures, and no other corporate or limited liability company action on the part of the Sellers is necessary to authorize the execution and delivery by the Sellers of this Agreement or the consummation by them of the Transactions. No vote of, or consent by, the holders of any class or series of capital stock, membership interests or Voting Debt issued by the Sellers or any Target Subsidiary is necessary to authorize the execution and delivery by the Sellers of this Agreement or the consummation by them of the Transactions.

   Section 3.2 BINDING AGREEMENT. This Agreement has been duly executed and delivered by each of the Sellers and, assuming due and valid authorization, execution and delivery thereof by Purchaser, this Agreement is a valid and binding obligation of the Sellers enforceable against the Sellers in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and
(ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

   Section 3.3 [INTENTIONALLY OMITTED].

   Section 3.4 ORGANIZATION; QUALIFICATION OF THE SELLERS.

         (a) Sylvan (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; (ii) has full corporate power and authority to carry on the business of the Targeted Businesses owned by it as it is now being conducted and to own the Target Assets owned by it; and
(iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the conduct by it of the Targeted Businesses' business requires such qualification, except where the failure to be licensed as a foreign corporation would not have, individually or in the aggregate, a material adverse effect on the Targeted Businesses; and

         (b) Ventures (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Delaware and (ii) has full limited liability company power and authority to execute and perform its obligations under this Agreement and to carry on the business of the Targeted Businesses owned by it as it is now being conducted and to own the Target Assets owned by it.

   Section 3.5 SUBSIDIARIES AND AFFILIATES. Part 3.5 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Target Subsidiary and the jurisdictions in which each Target Subsidiary is qualified to do business. Except as set forth in Part
3.5 of the Disclosure Schedule, all the outstanding capital stock and other equity interests of each Target Subsidiary is owned directly by the Sellers free and clear of all Encumbrances and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity interests of any such Target Subsidiary. Each Target Subsidiary (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its state or country of incorporation or formation, as the case may be; (ii) has full corporate, limited liability company or limited partnership power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company or limited partnership in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification, except where the failure to be licensed as a foreign corporation, limited liability company or limited partnership would not have, individually or in the aggregate, a material adverse effect on the Targeted Businesses. The Sellers have heretofore delivered to Purchaser complete and correct copies of the certificate of incorporation and by-laws or similar governance documents of each Target Subsidiary, as presently in effect.

   Section 3.6 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and state securities or blue sky laws, and except as indicated on Part 3.6 of the Disclosure Schedule hereto, none of the execution, delivery or performance of this Agreement by the Sellers, the consummation by the Sellers of the Transactions or compliance by the Sellers with any of the provisions hereof will
(i) conflict with or result in any breach of any provision of the certificate of incorporation, the certificate of organization, the by-laws, operating agreement, limited liability company agreement, limited partnership agreement or similar organizational documents of the Sellers or any Target Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including, without limitation, consents from parties to loans, contracts, leases and other agreements to which either of the Sellers or any Target Subsidiary is a party), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material agreement to which either of the Sellers or any of the Target Subsidiaries is a party or by which the Target Assets are bound, or (iv) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to the Sellers, the Target Assets, any Target Subsidiary or any of their properties or assets, excluding from the foregoing clause (ii), such violations, breaches or defaults which would not have, individually or in the aggregate, a material adverse effect on the Targeted Businesses.

   Section 3.7 FINANCIAL STATEMENTS. True and complete copies of the Financial Statements are included in Part 3.7 of the Disclosure Schedule. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of the Sellers and their Subsidiaries, comply in all material respects with applicable accounting requirements, have been prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Targeted Businesses and the Target Subsidiaries as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate). At least 10 Business Days prior to the Closing Date, Sellers shall have delivered auditors reports for the Financial Statements and such reports shall not identify any changes, modifications or adjustments to the Financial Statements.

   Section 3.8 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of the Sellers relating to the Targeted Businesses and the Target Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Target Subsidiaries contain accurate and complete records of all meetings of, and action taken by, the shareholders and directors of such subsidiaries and no meeting of the shareholders or boards of directors (or committees) of such subsidiaries has been held for which minutes have not been prepared or, if prepared, are not contained in such minute books. True and complete copies of all minute books and all stock record books of each Target Subsidiary have heretofore been delivered to Purchaser.

   Section 3.9 NO UNDISCLOSED LIABILITIES. Except (a) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice prior to the date hereof; (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice after the date hereof which were permitted to be incurred pursuant to the terms of this Agreement and (c) for liabilities and obligations incurred outside the ordinary course of business or inconsistent with past practice listed on Part 3.9(c) of the Disclosure Schedule, neither the Targeted Businesses nor any Target Subsidiary had, as of the Balance Sheet Date, or has any liability or obligation of any nature, whether or not accrued, contingent or otherwise. Notwithstanding anything herein to the contrary, any intercompany liability or obligation to which a German Subsidiary is a party shall remain outstanding and be acquired by Purchaser as part of the Targeted Assets; PROVIDED, HOWEVER, that prior to the Closing Date, Seller shall eliminate, or caused to be eliminated, an intercompany liability or obligation if Purchaser notifies Seller at least 10 Business Days prior to Closing of its determination to eliminate such intercompany obligation.

   Section 3.10 ACCOUNTS RECEIVABLE. All accounts receivable of the Targeted Businesses, whether reflected in the Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Balance Sheet.

   Section 3.11 DISPUTED ACCOUNTS PAYABLE. There are no unpaid invoices or bills representing amounts alleged to be owed by the Sellers on account of the Targeted Businesses or alleged to be owed by any Target Subsidiary or other alleged obligations of the Targeted Businesses, which either of the Sellers or a Target Subsidiary has disputed or determined to dispute or refuse to pay, which exceed $250,000 in the aggregate.

   Section 3.12 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, the Targeted Businesses and each Target Subsidiary has conducted its respective business only in the ordinary and usual course consistent with past practice, and neither the Sellers (with respect to the Targeted Businesses), the Targeted Businesses nor any Target Subsidiary has:

         (a) suffered any material adverse change in its consolidated financial condition, results of operations, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, businesses or operations;

         (b) other than deferred revenues (calculated in a manner consistent with the Balance Sheet) and advertising expenses, including without limitation, media buys, incurred any liability or obligation (absolute, accrued, contingent or otherwise), except non-material obligations incurred in the ordinary course of business and consistent with past practice, which do not exceed $250,000 in the aggregate (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any Lease or other agreement providing for periodic installments or payments, at the total amount of such obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

         (c) paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 in the aggregate other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

         (d) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance, except for liens for current taxes not yet due, and carriers liens, warehousemen's liens, materialman's liens and mechanic's liens, in each case which arise automatically by operation of law;

         (e) written off as uncollectible any notes or accounts receivable, except for write-offs in the ordinary course of business and consistent with past practice;

         (f) cancelled any material debts or waived any claims or rights of substantial value;

         (g) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

         (h) disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed to any Person other than representatives of Purchaser any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge and not subject to a confidentiality agreement;

         (i) except as set forth on Part 3.12(i) of the Disclosure Schedule, granted any increase in the compensation of officers or employees of the

Targeted Businesses (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any other general increase in the compensation payable or to become payable to any officer or employee of the Targeted Businesses, and no such increase is customary on a periodic basis or required by agreement or understanding;

         (j) except as set forth on Part 3.12(j) of the Disclosure Schedule, granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to, or adopt or amend, any new or existing Plan.

         (k) made any single capital expenditure or commitment in excess of $1,000,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $2,500,000 in the aggregate for additions to property, plant, equipment or intangible capital assets;

         (l) as to the Target Subsidiaries and Ventures only, declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or membership interests;

         (m) made any change in any method of accounting or accounting practice other than those required by US GAAP;

         (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its Affiliates or any of its officers or directors or any Affiliate of any of its officers or directors except for compensation to officers at rates not exceeding the rates of such fees and compensation paid during the year ended December 31, 2002; or

         (o) agreed, whether in writing or otherwise, to take any action described in this section.

   Section 3.13 TITLE TO PROPERTIES; ENCUMBRANCES. Except for property having an aggregate book value not in excess of $250,000 sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice, the Sellers and each Target Subsidiary have good, valid and marketable title to all the Target Assets that each of them purports to own (tangible and intangible) free and clear of all Encumbrances, including (i) all the properties and assets reflected in the Balance Sheet, and (ii) all such properties and assets purchased by the Sellers for the use and benefit of the Targeted Businesses or by any Target Subsidiary since the date of the Balance Sheet, which subsequently acquired personal properties and assets (other than inventory and short term investments) described in clause (ii) immediately preceding are listed in Part
3.13 of the Disclosure Schedule. The rights, properties and other assets to be conveyed to Purchaser pursuant hereto include all rights, properties and other assets used by the Sellers to conduct the Targeted Businesses' business or are necessary to permit Purchaser to conduct the Targeted Businesses' business after the Closing in all material respects in the same manner as such business has been conducted by the Sellers prior to the date hereof, subject to the consents listed in Part 3.6 of the Disclosure Schedule. The bills of sale and the deeds, endorsements, assignments and other instruments to be executed and delivered by the Sellers to Purchaser at the Closing will be valid and binding obligations of the Sellers, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good, valid and marketable title to all the assets to be transferred to Purchaser pursuant to and as contemplated by this Agreement free and clear of all Encumbrances, except Encumbrances to be assumed by Purchaser pursuant to Annex A hereto and restrictions on transfer imposed by state or federal securities laws.

   Section 3.14 REAL PROPERTY.

         (a) Part 3.14 of the Disclosure Schedule sets forth a correct and complete list (except for the Leases to which a German Subsidiary is a party (provided that the Sellers shall provide to Purchaser the schedules referenced in this Section 3.14(a) with respect to such Leases prior to Closing)) of: (i) all of the Leases; (ii) the entity that is the tenant, subtenant, licensee, user or occupier under each Lease; (iii) a clear description of the specific unit or space corresponding to each Lease; (iv) the expiration date of each Lease (not taking into account any options to renew or extend thereunder), and the number and length of options to renew or extend the same; (v) the current monthly rent payable under each Lease; (vi) the security deposit and prepaid rents of more than one (1) month for each Lease; (vii) any outstanding agreements (whether written or oral) to amend or modify any Lease; and (viii) any material repairs or improvements to the real property that is the subject of each Lease that is currently planned or budgeted for by the Sellers, or that is necessary for the reasonable use, occupancy or operation of the Targeted Businesses.

         (b) Correct and complete copies of all Leases (other than those to which the German Subsidiaries are a party), and all amendments, modifications, guarantees and other material documents relating thereto, have been made available to Purchaser in accordance with the terms of this Agreement.

         (c) Each Lease is in full force and effect, is the legal, binding and enforceable obligation of either a Seller or a Target Subsidiary, and either a Seller or a Target Subsidiary holds a valid and existing leasehold estate thereunder.

         (d) Neither the Sellers, nor the Target Subsidiaries nor to the Knowledge of the Sellers, any other party to a Lease, is in breach or default thereunder, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default by the Sellers or the Target Subsidiaries or, to the Knowledge of the Sellers, any other party thereto. The Sellers and the Target Subsidiaries have not, and to the Knowledge of the Sellers, no third party has, repudiated or disputed any provision of any Lease.

         (e) Neither the Sellers nor the Target Subsidiaries have assigned, transferred, conveyed, mortgaged, hypothecated, pledged or otherwise encumbered any of their interest in the Leases or the Leased Real Property.

         (f) All of the Leased Real Property is actively used in the Targeted Businesses.

         (g) To the Knowledge of the Sellers, each individual Leased Real Property, and the Sellers' and the Target Subsidiaries' use and occupancy thereof and operations thereat, is in material compliance with all Laws, including, without limitation: (a) the Americans with Disabilities Act, 42 U.S.C. Section 12102 et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto; and (b) Laws concerning zoning, building, fire, life safety, health codes and sanitation. Neither the Sellers nor the Target Subsidiaries have received notice of, and to the Knowledge of the Sellers, there is not, any condition at the Leased Real Property which could give rise to any material violation of Law.

         (h) There are no eminent domain, condemnation or other similar proceedings pending or, to the Knowledge of the Sellers, threatened, affecting any portion of the Leased Real Property except for proceedings affecting Leased Real Property that would not have, individually or in the aggregate, a material adverse effect on the Targeted Businesses. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation pending or, to the Knowledge of the Sellers, threatened, relating to the Leases or the ownership, lease, use, occupancy or operation by the Sellers, the Target Subsidiaries, or any of their Affiliates of the Leased Real Property.

         (i) The current use, occupancy and operation of the Leased Real Property does not violate in any material respect any instrument of record or agreement affecting the Leased Real Property, or the Lease relating to such Leased Real Property.

         (j) Except as set forth in Part 3.14(j) of the Disclosure Schedule, no damage or destruction has occurred with respect to any of the Leased Real Property that would have, individually or in the aggregate, a material adverse effect on the Targeted Businesses.

         (k) There are currently in effect such insurance policies for the Leased Real Property as are customarily maintained with respect to similar properties. Correct and complete copies of all insurance policies maintained by the Sellers with respect to the Leased Real Property have been made available to Purchaser in accordance with this Agreement. All premiums due on such insurance policies have been paid by the Sellers or the Target Subsidiaries and the Sellers or the Target Subsidiaries will maintain such insurance policies from the date hereof through the Closing or earlier termination of this Agreement. Neither the Sellers nor the Target Subsidiaries have received, and to the Knowledge of the Sellers there is no, notice or request from any insurance company requesting the performance of any work or alteration with respect to the Leased Real Property or any portion thereof. Neither the Sellers nor the Target Subsidiaries have received notice from any insurance company concerning, nor to the Knowledge of the Sellers are there, any material defects or material inadequacies in the Leased Real Property, which, if not corrected, could result in the termination of insurance coverage or materially increase its cost.

         (l) The Leased Real Property is in good condition and repair and adequate for the use, occupancy and operation of the Targeted Businesses, and to the Knowledge of the Sellers, there are no facts or conditions affecting any of the Leased Real Property as would have, individually or in the aggregate, a material adverse effect on the Targeted Businesses.

         (m) Except as set forth in Part 3.14(m) of the Disclosure Schedule, there is no construction underway at any of the Leased Real Property, and all improvements, trade fixtures, furniture, furnishings and equipment installed by the Sellers or the Target Subsidiaries thereat have been or will be paid for in full by the Sellers or the Target Subsidiaries.

         (n) To the Knowledge of the Sellers, legal access is available to all the Leased Real Property, and neither the Sellers nor the Target Subsidiaries have received notice to the contrary.

         (o) All required permits, licenses, approvals and authorizations (collectively, the "REAL PROPERTY PERMITS") of Governmental Entities having jurisdiction over the Leased Real Property, the absence of which would have a material adverse effect on the Targeted Businesses, have been issued to the Sellers or the Target Subsidiaries to enable the Leased Real Property to be lawfully used, occupied and operated for all of the purposes for which it is currently used, occupied and operated, and are in full force and effect. The Sellers have made correct and complete copies of the Real Property Permits (other than those which pertain to the German Subsidiaries) available to Purchaser in accordance with this Agreement. Neither the Sellers nor the Target Subsidiaries have received any notice from any Governmental Entity threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the Knowledge of the Sellers, there is no basis for the issuance of any such notice or the taking of any such action.

         (p) All of the Leased Real Property is adequately served by utilities and services necessary for the use, occupancy and operation thereof, including, without limitation, electricity, water, gas, sewer, and waste disposal.

         (q) Neither the Sellers nor the Target Subsidiaries hold any interest in real property that is actively used in the Targeted Businesses, other than the Leased Real Property. There is no real property material to the operations of the Targeted Businesses other than the Leased Real Property.

   Section 3.15 ENVIRONMENTAL MATTERS.

         (a) Each of the Sellers (with respect to the Targeted Businesses) and the Target Subsidiaries is in material compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by the Targeted Businesses and each Target Subsidiary of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither the Sellers (with respect to the Targeted

Businesses) nor any Target Subsidiary has received any communication (written or, to the Knowledge of the Sellers, oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Sellers (with respect to the Targeted Businesses), the Targeted Businesses or any Target Subsidiary is not in such compliance, and, to the Knowledge of the Sellers, there are no circumstances that may prevent or interfere with such compliance in the future. The Sellers have delivered to Purchaser prior to the execution of this Agreement all information that is in the possession of or reasonably available to the Sellers, the Targeted Businesses or any Target Subsidiary regarding environmental matters pertaining to, or the environmental condition of, the businesses of the Targeted Businesses and the Target Subsidiaries or the compliance (or non-compliance) by the Targeted Businesses or any Target Subsidiary with any Environmental Law.

         (b) There is no Environmental Claim pending or, to the Knowledge of the Sellers, threatened against the Sellers (with respect to the Targeted Businesses), the Targeted Businesses or any Target Subsidiary, or, to the Knowledge of the Sellers, against any Person whose liability for any Environmental Claim the Sellers (with respect to the Targeted Businesses) or any Target Subsidiary have retained or assumed either contractually or by operation of law.

         (c) To the Knowledge of the Sellers, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that would form the basis of any Environmental Claim against the Sellers (with respect to the Targeted Businesses) or any Target Subsidiary or, to the Knowledge of the Sellers, against any person or entity whose liability for any Environmental Claim the Sellers (with respect to the Targeted Businesses) have retained or assumed either contractually or by operation of law.

         (d) Without in any way limiting the generality of the foregoing,
(i) all on-site and off-site locations where the Sellers (with respect to the Targeted Businesses) have stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Part 3.15(d)(i) of the Disclosure Schedule, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on property owned or leased by the Sellers for which Sellers (with respect to the Targeted Businesses) are legally or operationally responsible are identified in Part 3.15(d)(ii) of the Disclosure Schedule, (iii) except as set forth in Part 3.15(d)(iii) of the Disclosure Schedule, to the Knowledge of the Sellers (with respect to the Targeted Businesses), there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Sellers, and (iv) except as set forth in Part 3.15(d)(iv) of the Disclosure Schedule, no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property owned or leased by the Sellers related to the Targeted Businesses for which Sellers are legally or operationally responsible.

         (e) The Sellers have provided to Purchaser all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Sellers regarding environmental matters pertaining to or the environmental condition of the Targeted Businesses, or the compliance (or noncompliance) by the Sellers with any Environmental Laws with respect to the Targeted Businesses.

         (f) The Sellers are not required by virtue of the Transactions, or as a condition to the effectiveness of any Transactions, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

   Section 3.16 CONTRACTS AND COMMITMENTS.

         (a) Neither the Targeted Businesses nor any Target Subsidiary has any agreements, contracts, commitments or restrictions which are material to its business or operations which require the making of any charitable contribution.

         (b) No purchase contracts or commitments of the Targeted Businesses or any Target Subsidiary continue for a period of more than twelve months and are not terminable without additional material cost with notice of 30 days or less (other than equipment leases, maintenance agreements or other arrangements consistent with the normal, ordinary and usual requirements of business) or at any excessive price.

         (c) Except as set forth in Part 3.16(c) of the Disclosure Schedule, neither the Targeted Businesses nor any Target Subsidiary has any outstanding contracts with directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

         (d) Except as set forth in Part 3.16(d) of the Disclosure Schedule, neither the Targeted Businesses nor any Target Subsidiary has any employment agreement, or any other agreement that contains any severance or termination pay liabilities or obligations.

         (e) Except as would not have, individually or in the aggregate, a material adverse effect, neither the Sellers (with respect to the Targeted Businesses) nor any Target Subsidiary is in default under or in violation of, nor to the Knowledge of the Sellers is there any valid basis for any claim of default under or violation of, any material contract, commitment or restriction to which it is a party or by which it is bound.

         (f) Set forth in Part 3.16(f) of the Disclosure Schedule is a list of all employees employed and consultants retained by the Targeted Businesses and the Target Subsidiaries.

         (g) Except as set forth in Part 3.16(g) of the Disclosure Schedule, neither the Sellers (with respect to the Targeted Businesses) nor any Target Subsidiary is restricted by agreement from carrying on its business anywhere in the world.

         (h) No Target Subsidiary has outstanding any agreement to acquire any debt obligations of others.

         (i) Except as set forth in Part 3.16(i) of the Disclosure Schedule, no Target Subsidiary has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

   Section 3.17 CUSTOMERS AND SUPPLIERS. To the Knowledge of the Sellers, there has not been any material adverse change in the business relationship of the Targeted Businesses with any franchisee who accounted for more than 5% of the Targeted Businesses royalties (on a consolidated basis) during the last twelve months, or with any supplier from whom the Targeted Businesses purchased more than 5% of the goods or services (on a consolidated basis) which it purchased during the same period. Since January 1, 2002, no material licensor or licensee of the Targeted Businesses has cancelled or otherwise modified its relationship with the Targeted Businesses and, to the Knowledge of the Sellers, (a) no such Person has any intention to do so and (b) the consummation of the Transactions will not adversely affect any of such relationships.

   Section 3.18 INSURANCE. Part 3.18 of the Disclosure Schedule sets forth (a) a true and complete list and description of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by the Targeted Businesses or the Target Subsidiaries in force on the date hereof with respect to the business or assets of the Targeted Businesses or the Target Subsidiaries, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement through the date hereof and (b) a description of such risks which the Sellers (with respect to the Targeted Businesses) or the Target Subsidiaries, or the Board of Directors or officers thereof, have designated as being self-insured. All such policies are in full force and effect, all premiums due thereon have been paid and the Targeted Businesses and the Target Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies. Neither the Targeted Businesses nor any Target Subsidiary has received any notice of cancellation or non-renewal of any such policy or arrangement nor, to the Knowledge of the Sellers, is the termination of any such policies or arrangements threatened.

   Section 3.19 LITIGATION. Except as set forth in Part 3.19 of the Disclosure Schedule, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending, or, to the Knowledge of the Sellers, threatened against, or involving the Targeted Businesses, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Sellers or any Target Subsidiary pursuant to this Agreement or in connection with the Transactions; and, to the Knowledge of the Sellers, there is no valid basis for any such action, proceeding or investigation. Neither the Sellers nor any Target Subsidiary is subject to any judgment, order or decree which would have a material adverse effect on the Targeted Businesses.

   Section 3.20 COMPLIANCE WITH LAWS. Except as set forth on Part 3.20 of the Disclosure Schedule, the Sellers and the Target Subsidiaries have complied in a timely manner and in all material respects with all domestic and foreign laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all federal, state, local, foreign governments and agencies thereof that affect the business, properties or assets of the Targeted Businesses, and no notice, charge, claim, action or assertion has been received by the Sellers or any Target Subsidiary or has been filed, commenced or, to the Knowledge of the Sellers, threatened against the Sellers (with respect to the Targeted Businesses) or any Target Subsidiary alleging any violation of any of the foregoing, except where such failure to comply or alleged violation would not have, individually or in the aggregate, a material adverse effect on the Targeted Businesses.

   Section 3.21 EMPLOYEE BENEFIT PLANS.

         (a) Part 3.21 of the Disclosure Schedule contains a true and complete list of all Plans. Neither the Sellers nor any Target Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or consultant or former employee or consultant of the Targeted Businesses or any Target Subsidiary.

         (b) Each Seller has heretofore delivered to Purchaser a true and complete copy of each Plan and any amendments thereto (or if a Plan is not a written Plan, a description thereof), each agreement creating or modifying any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under
Section 401 of the Code.

         (c) None of the Sellers, any Target Subsidiary or any ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or within the past six years, has ever maintained, established, sponsored, participated in or contributed to any Plan that is subject to Title IV of ERISA, and no condition exists or is reasonably likely to exist as a result of which either of the Sellers, any Target Subsidiary or any ERISA Affiliate could have any liability under Title IV of ERISA.

         (d) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code.

         (e) Each Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified, and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

         (f) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Targeted Businesses or any Target Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or
(iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

         (g) Except as disclosed in Part 3.21(g) of the Disclosure Schedule, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee of the Targeted Businesses or any Target Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee.

   Section 3.22 TAX MATTERS.

         (a) Each of the Target Subsidiaries has duly filed, or will have duly filed (or there has been or will be duly filed on its behalf), all income, Value Added Tax ("VAT") and other material Tax returns (including any consolidated, combined or similar Tax return of which the Target Subsidiaries is required to be included) required to be filed on or before the Closing Date, and there has been duly filed any other Tax returns required to be filed to the extent such Tax returns relate to the Target Subsidiaries, and, in each case, such Tax returns are true, correct and complete in all material respects. Each of the Target Subsidiaries has duly paid or will have duly paid (or there has been or will be duly paid on its behalf), all Taxes required to have been paid by it and any other Taxes payable with respect to the Target Subsidiaries. The Target Subsidiaries have established adequate reserves for Taxes in accordance with US GAAP and, in the case of German Subsidiaries, FRG GAAP for the payment of all accrued Taxes not yet due and payable. The reserves for Taxes reflected in the Financial Statements are adequate in accordance with US GAAP and, in the case of German Subsidiaries, FRG GAAP to cover all Taxes accrued or accruable through the date thereof.

         (b) There are no encumbrances for Taxes (other than statutory liens for current Taxes not yet due) on any of the assets of the Target Subsidiaries or the Targeted Businesses.

         (c) Each of the Target Subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to Tax information reporting and withholding requirements, including, without limitation, requirements with respect to wages and other compensation, and have, within the manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable laws.

         (d) Except as set forth on Part 3.22(d) of the Disclosure Schedule, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax returns of Target Subsidiaries or, with respect to the Targeted Businesses, the Sellers, other than presently pending Federal income tax audits of Sellers for the taxable periods ending on December 31, 1997, December 31, 1998 and December 31, 1999. Neither the Target Subsidiaries nor, with respect to the Targeted Businesses, the Sellers, have received a written notice of any proposed claims, audits or proceedings with respect to Taxes, and, to the Knowledge of the Sellers, no such claims, audits or proceedings are threatened, other than presently pending Federal income tax audits of Sellers for the taxable periods ending on December 31, 1997, December 31, 1998 and December 31, 1999. All Tax assessment or deficiencies that have been claimed, proposed or asserted against any Target Subsidiaries or, with respect to the Targeted Businesses, the Sellers, have been fully paid or finally settled, and with respect to the Target Subsidiaries or, to the Knowledge of John Dellavecchia with respect to the Targeted Businesses, no issue has been raised in any audit, examination or other proceeding by any taxing authority that, by application of similar principles, would result in the proposal or assertion of a Tax deficiency for another year not so examined.

         (e) Except as set forth on Part 3.22(e) of the Disclosure Schedule, the Target Subsidiaries have not requested an extension of time within which to file any Tax return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding any statute of limitations with respect to Taxes or Tax returns has been given by or on behalf of the Target Subsidiaries.

         (f) The income, VAT and other material Tax returns of the Target Subsidiaries have been examined and any disputes relating thereto have been settled with the appropriate taxing authority (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for the periods set forth in Part 3.22(f) of the Disclosure Schedule.

         (g) With respect to the Target Subsidiaries and Targeted Businesses, the Sellers have made available to Purchaser correct and complete copies of (i) all of their material Tax returns filed within the past three years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past five years relating to the federal, state, local or foreign Taxes, and (iii) any closing letters or agreements with any Governmental Entities within the past five years with respect to Taxes.

         (h) None of the Target Subsidiaries is liable for the Taxes of any other Person as a transferee, successor or otherwise.

         (i) No claim has been made by a Tax authority in a jurisdiction where the Target Subsidiaries do not file Tax returns that they are or may be subject to taxation by that jurisdiction, or that a Tax return with respect to the Target Subsidiaries is required to be filed in that jurisdiction.

         (j) None of the Target Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code, nor has any taxing authority proposed any such adjustment to taxable income or change in accounting method.

         (k) Except as set forth on Part 3.22(k) of the Disclosure Schedule, none of the Target Subsidiaries (i) has been a member of any consolidated, unitary or combined Tax return and (ii) is a party to, bound by, or otherwise obligated under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement or has potential liability or obligation to any third party as a result of, or pursuant to, any such agreement, contract or arrangement.

         (l) No power of attorney which is currently in force has been granted by or on behalf of the Target Subsidiaries with respect to any matter relating to Taxes.

         (m) The Target Subsidiaries have not taken any action, nor has any action been taken on their behalf, inconsistent with past practice that would have the effect of deferring any Tax liability of any of the Target Subsidiaries from any taxable period ending on or before the Closing Date to any taxable period ending after the Closing Date.

         (n) No taxing authority is asserting or, to the Knowledge of the Sellers, threatening to assert a claim against any Target Subsidiary, under or as a result of Section 482 of the Code, section 8 paragraph 3
Koerperschaftsteuergesetz, section 8a Koerperschaftsteuergesetz, section 1 Aussensteuergesetz, section 4 paragraph 1 and paragraph 4a Einkommensteuergesetz or any similar provision of state, local or foreign law.

         (o) No election under Section 341(f) of the Code has been made by any of the Target Subsidiaries.

         (p) No events have occurred which could impose on Purchaser any transferee liability for any Taxes due or to become due from any Seller.

         (q) Ventures has been classified as a partnership for federal income tax purposes throughout its existence. Except as indicated on Part 3.22(q) of the Disclosure Schedule, each of the Target Subsidiaries has been classified as a corporation for federal income tax purposes.

         (r) None of the Target Subsidiaries is, or has been during the previous five years, a U.S. real property holding corporation under Section 897 of the Code.

         (s) Schuelerhilfe Gesellschaft fur Nachhilfeunterricht GmbH & Co. KG is, and always has been, entitled to the exemption from (i) VAT pursuant to section 4 no. 21 Umsatzsteuergesetz (VAT code) and (ii) the exception from trade tax pursuant to section 3 no. 13 of Gewerbesteuer. None of the German Subsidiaries has or had any positive balance (positiver Endbetrag) in the meaning of section 38 paragraph 1 sentence 1 Koerperschaftsteuergesetz. Section 50c Einkommensteuergesetz was not and is not applicable on any share in any of the German Subsidiaries including any of their predecessors.

         (t) Section 21 Umwandlungssteuergesetz is not applicable on any share in any of the German Subsidiaries. None of the shares in any of the German Subsidiaries has been acquired directly or indirectly from an individual at a value below fair market value. None of the German Subsidiaries is a Finanzunternehmen in the meaning of section 8b paragraph 7 Koerperschaftsteuergesetz. None of the shares in any of the German Subsidiaries have been written off with tax effect.

         (u) None of the Transactions triggers a tax liability for any of the Target Subsidiaries.

   Section 3.23 INTELLECTUAL PROPERTY.

         (a) Part 3.23(a) of the Disclosure Schedule sets forth, for all of the following included in Target Intellectual Property, a complete list (including the owner, and for each such application or registration, the record owner, the jurisdiction, and the registration and application numbers) of all United States, foreign, international and state: (i) Patents and Patent applications;
(ii) Trademark registrations, applications and material unregistered Trademarks;
(iii) Domain Names; (iv) Copyright registrations and applications, and unregistered Copyrights material to the operation of the Targeted Businesses; and (v) Software (excluding Software that is commercially available at retail to consumers and is subject to "shrink-wrap" or "click-through" license agreements).

         (b) Part 3.23(b) of the Disclosure Schedule sets forth a complete list of all IP Agreements.

         (c) (i) Except as set forth in Part 3.23(c) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Sellers, threatened Claim against the Sellers or any Target Subsidiary involving Target Intellectual Property or the conduct of the Targeted Businesses (1) alleging Infringement of Intellectual Property or other rights of any Person or (2) challenging the Sellers' or any Target Subsidiary's ownership or use of, or the validity, enforceability or registrability of any such Intellectual Property;

             (ii) Neither the Sellers nor any Target Subsidiary has brought or threatened a Claim against any Person (1) alleging Infringement of Target Intellectual Property rights, or (2) challenging any Person's ownership or use of, or the validity, enforceability or registrability of any Intellectual Property, and to the Knowledge of the Sellers, there is no basis for a Claim regarding any of the foregoing;

         (d) Except as would not have, individually or in the aggregate, a material adverse effect on the Targeted Businesses:

             (i) the Sellers or the Target Subsidiaries (1) own or have the valid and enforceable right to use all Target Intellectual Property free and clear of all Encumbrances (except as set forth on Annex A), and (2) are listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Part 3.23(a) of the Disclosure Schedule;

             (ii) the Target Intellectual Property, (1) has been duly maintained, (2) is subsisting, in full force and effect, (3) has not been cancelled, expired or abandoned, and (4) is valid and enforceable;

             (iii) there are no actions that must be taken by the Sellers or the Target Subsidiaries within 90 days from the date hereof, including the payment of any registration, maintenance, or renewal fees or the filing with the United States Patent and Trademark Office or such other appropriate U.S. or foreign office or similar administrative agency, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any rights in the registered or applied-for Target Intellectual Property;

             (iv) no Target Intellectual Property is subject to any outstanding decree, order, judgment, settlement agreement, or stipulation that restricts in any manner the use, transfer or licensing thereof by the Sellers or the Target Subsidiaries;

             (v) neither this Agreement nor the transactions contemplated by this Agreement will result in (1) any third party being granted rights or access to, or the placement in or release from escrow, of any Target Intellectual Property, (2) the Sellers or the Target Subsidiaries granting to any third party rights greater than the rights granted by the Sellers or the Target Subsidiaries prior to Closing to Target Intellectual Property pursuant to any agreement to which the Sellers or the Target Subsidiaries are a party or by which they are bound, (3) the Sellers (with respect to the Target Intellectual Property) or the Target Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses greater than the restrictions to which the Sellers or the Target Subsidiaries are bound or subject to prior to Closing, or (4) the Sellers (with respect to the Target Intellectual Property) or the Target Subsidiaries being obligated to pay any royalties or other amounts to any third party in excess of the amounts payable by the Sellers or the Target Subsidiaries prior to the Closing pursuant to any agreement to which the Sellers or the Target Subsidiaries are a party or by which they are bound;

             (vi) there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by the Sellers or any Target Subsidiary or the other Person thereto, under any IP Agreement, and the consummation of the Transactions will not result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by the Sellers or any Target Subsidiary or the other Person thereto under any IP Agreement;

             (vii) the Sellers and the Target Subsidiaries take reasonable measures to protect the confidentiality of their Trade Secrets included in the Target Intellectual Property, including requiring their employees and Persons having access thereto to execute written non-disclosure agreements substantially in the form(s) previously provided to Purchaser with respect to employees;

             (viii) the Target Intellectual Property is sufficient for the continued conduct of the Targeted Businesses after the Closing Date in the same manner as such Targeted Business was conducted prior to the Closing Date;

             (ix) no Seller, current or former shareholder, partner, director, officer or employee of the Sellers or any Target Subsidiary (or any of their respective predecessors in interest) has or will have, after giving effect to the Transactions, any legal or equitable right, title, or interest in or to, or any right to use, directly or indirectly, in whole or in part, any Target Intellectual Property;

         (e) The Sellers (with respect to Target Intellectual Property) and each Target Subsidiary (i) disclose their personal data collection and use on their Web site(s) and have done so since January 1, 2000; and (ii) are, and have been since January 1, 2000, in compliance with such posted data protection practices.

         (f) Except as set forth in Part 3.23(f) of the Disclosure Schedule, there is no Intellectual Property material to the operations of the Targeted Businesses other than the Target Intellectual Property.

   Section 3.24 LABOR MATTERS.

         (a) There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Sellers, threatened against or affecting the Targeted Businesses or any Target Subsidiary, and during the past five years there has not been any such action.

         (b) Except as set forth in Part 3.24(b) of the Disclosure Schedule, neither the Sellers (with respect to the Targeted Businesses) nor any Target Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Targeted Businesses or any Target Subsidiary.

         (c) No labor union has been certified by the National Labor Relations Board as bargaining agent for any of the employees of the Targeted Businesses; no notice has been received by either Seller from any labor union stating that it has been designated as the bargaining agent for any of said employees; and no petition has been filed with the Sellers by any labor union requesting an election to determine whether or not it is the exclusive bargaining agent for any of said employees.

         (d) None of the employees of the Targeted Businesses is represented by any labor organization and, to the Knowledge of the Sellers, there have been no union organizing activities among the employees of the Targeted Businesses within the past five years, nor, to the Knowledge of the Sellers, does any question concerning representation exist concerning such employees.

         (e) No collective bargaining agreement which is binding on the Sellers (with respect to the Targeted Businesses) or any Target Subsidiary restricts any of them from relocating or closing any of their operations.

         (f) The Targeted Businesses have not experienced any work stoppage or other labor difficulty since inception.

         (g) Each of the Sellers (with respect to the Targeted Businesses) and each of the Target Subsidiaries is, and has at all times since January 1, 1999 been, in compliance, in all material respects, with all applicable laws, regulations, ordinances or other applicable legal requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in, and has not since January 1, 1999 engaged in, any unfair labor practices, as defined in the National Labor Relations Act and the regulations promulgated thereto, or any other applicable laws, regulations, ordinances or other applicable legal requirements.

         (h) [INTENTIONALLY OMITTED]

         (i) There is no unfair labor practice charge or complaint against the Sellers (with respect to the Targeted Businesses) or any Target Subsidiary pending or, to the Knowledge of the Sellers, threatened before the National Labor Relations Board or any similar state or foreign agency.

         (j) There is no presently pending grievance arising out of any collective bargaining agreement or other grievance procedure.

         (k) To the Knowledge of the Sellers, no charge with respect to or relating to the Targeted Businesses or any Target Subsidiary is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, except as set forth in Part 3.24(k) of the Disclosure Schedule.

         (l) Except as set forth in Part 3.24(l) of the Disclosure Schedule, neither the Sellers (with respect to the Targeted Businesses) nor any Target Subsidiary has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Targeted Businesses, and no such investigation is in progress.

         (m) Except as set forth in Part 3.24(m) of the Disclosure Schedule, there are no complaints, lawsuits or other proceedings pending or, to the Knowledge of the Sellers, threatened in any forum by or on behalf of any present or former employee of the Targeted Businesses, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

         (n) Since the enactment of the WARN Act, (i) neither the Sellers (with respect to the Targeted Businesses) nor any Target Subsidiary has effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Targeted Businesses, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Targeted Businesses, (iii) the Targeted Businesses have not been affected by any transaction or closure, or engaged in layoffs or employment terminations, sufficient to trigger application of any similar state, local or foreign law or regulation and (iv) none of the Targeted Businesses' employees have suffered an "employment loss" (as defined in the WARN Act) during the six-month period prior to the date hereof.

   Section 3.25 PERSONNEL. Part 3.25 of the Disclosure Schedule sets forth a true and complete list of (i) the names and current salaries of all employees of the Targeted Businesses and (ii) the wage rates for non-salaried employees of the Targeted Businesses. To the Knowledge of the Sellers, except as set forth in
Part 3.25 of the Disclosure Schedule, no officer, key employee or group of employees has any plans to terminate employment with the Targeted Businesses as a result of the Transactions or otherwise.

   Section 3.26 PROPRIETY OF PAST PAYMENTS. (a) No unrecorded fund or asset of the Targeted Businesses has been established for any purpose, (b) no accumulation or use of corporate funds of the Targeted Businesses has been made without being properly accounted for in the books and records of the Targeted Businesses, (c) no payment has been made by or on behalf of the Targeted Businesses with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) none of the Sellers (with respect to the Targeted Businesses), any Target Subsidiary, any director, officer, employee or agent of the Targeted Businesses or any Target Subsidiary or any other

Person associated with or acting for or on behalf of the Targeted Businesses or any Target Subsidiary has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for the Targeted Businesses, in securing business, (ii) to pay for favorable treatment for business secured for the Targeted Businesses, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Targeted Businesses or (iv) otherwise for the benefit of the Targeted Businesses, in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to the Leased Real Property). Neither the Sellers (with respect to the Targeted Businesses) nor any Target Subsidiary nor any current director, officer, agent, employee of the Targeted Businesses or other Person acting on behalf of the Targeted Businesses or any Target Subsidiary, has accepted or received any unlawful contribution, payment, gift, kickback or expenditure.

   Section 3.27 INVESTMENT IN THE SELLER NOTE.

         (a) By reason of the business and financial experience of Sylvan and Sylvan's financial advisors, Sylvan has the capacity to evaluate the merits and risks of accepting the Seller Note and to protect its interests in connection with the Transactions.

         (b) Sylvan is acquiring the Seller Note for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Sylvan understands that the Seller Note has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Sylvan's representations as expressed herein.

         (c) Sylvan understands that no public market now exists for the Seller Note, that a public market for such security will not develop in the future and that such security is subject to the transfer restrictions contained therein. Sylvan acknowledges that the Seller Note may be required to be held by Sylvan until its maturity.

         (d) Sylvan and Sylvan's advisors, if any, have had an opportunity to ask questions of, and to receive information from, Holdings and Purchaser concerning the condition, business, operations and proposed operations of Holdings and Purchaser and the terms and conditions of the Seller Note, and to obtain any additional information material to Sylvan's decision to accept the Seller Note or necessary to verify the accuracy of other information and data received by Sylvan in connection with the Transactions.

         (e) Sylvan has made either alone or together with Sylvan's advisors, if any, such independent investigation of Holdings and Purchaser and related matters as (i) the Sellers deem to be, or the Sellers' advisors, if any, have advised to be, necessary or advisable in connection with the Sellers' acceptance of the Seller Note to be transferred to Sylvan and (ii) Sylvan and Sylvan's advisors, if any, believe to be necessary in order to reach an informed decision as to the advisability of accepting such Seller Note.

   Section 3.28 INFORMATION FOR FINANCING. None of the information supplied or to be supplied by the Sellers in writing expressly for the purpose of inclusion or incorporation by reference in any syndication or other materials to be delivered to potential financing sources in connection with the Transactions will, at the date delivered, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   Section 3.29 BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions, except for Credit Suisse First Boston LLC and U.S. Bancorp Piper Jaffray Inc., whose fees are payable by Sylvan.

   Section 3.30 FULL DISCLOSURE. To the Knowledge of the Sellers, the Sellers have disclosed to Purchaser all facts material to the business, results of operations, assets, liabilities and financial condition of the Targeted Businesses.

   Section 3.31 ESYLVAN BURN RATE. As of the Closing Date, the projected Cash Burn Rate of eSylvan (based on the then most recent budget as adjusted for actions taken subsequent to the date thereof) for the one year period following the Closing Date is not greater than $4,000,000.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PURCHASER AND HOLDINGS

   Purchaser and Holdings represent and warrant to the Sellers that all of the statements contained in this Article IV are true and complete as of the date of this Agreement and will be true and complete as of the Closing Date as though made on the Closing Date:

   Section 4.1 ORGANIZATION.

         (a) Each of Purchaser, Apollo Sylvan and Apollo Sylvan II is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the ability of Purchaser, Apollo Sylvan or Apollo Sylvan II to consummate the Transactions.

         (b) Holdings is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the ability of Holdings to consummate the Transactions. Apollo holds directly or indirectly not less than 80% of the outstanding capital stock of Holdings.

   Section 4.2 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of Purchaser, Apollo Sylvan, Apollo Sylvan II and Holdings has full corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser, Apollo Sylvan, Apollo Sylvan II and Holdings of this Agreement and the consummation of the Transactions have been duly authorized by each of the Managing Members of Purchaser, Apollo Sylvan and Apollo Sylvan II and the Board of Directors of Holdings and no other corporate or limited liability company action on the part of Purchaser, Apollo Sylvan, Apollo Sylvan II or Holdings is necessary to authorize the execution and delivery by Purchaser, Apollo Sylvan, Apollo Sylvan II or Holdings of this Agreement or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of stock or Voting Debt issued by Purchaser, Apollo Sylvan, Apollo Sylvan II or Holdings is necessary to authorize the execution and delivery by Purchaser, Apollo Sylvan, Apollo Sylvan II or Holdings of this Agreement or the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Purchaser, Apollo Sylvan, Apollo Sylvan II and Holdings, and, assuming due and valid authorization, execution and delivery hereof by the Sellers, is a valid and binding obligation of Purchaser, Apollo Sylvan, Apollo Sylvan II and Holdings, enforceable against Purchaser, Apollo Sylvan, Apollo Sylvan II and Holdings in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

   Section 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Purchaser, Apollo Sylvan, Apollo Sylvan II or Holdings, the consummation by Purchaser, Apollo Sylvan, Apollo Sylvan II or Holdings of the Transactions or compliance by Purchaser, Apollo Sylvan, Apollo Sylvan II or Holdings with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, certificate of formation, limited liability company agreement, by-laws or other similar organizational document of Purchaser, Apollo Sylvan, Apollo Sylvan II or Holdings, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (other than filings with the commercial register), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser, Apollo Sylvan, Apollo Sylvan II, Holdings or any of their Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, Apollo Sylvan, Apollo Sylvan II or Holdings or any of their Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not have, individually or in the aggregate, a material adverse effect on the ability of Purchaser, Apollo Sylvan, Apollo Sylvan II or Holdings to consummate the Transactions or which arise from the regulatory status of the Sellers or the Target Subsidiaries.

   Section 4.4 INVESTMENT IN TARGET SUBSIDIARY EQUITY INTERESTS.

         (a) By reason of the business and financial experience of Purchaser and Purchaser's financial advisors, Purchaser has the capacity to evaluate the merits and risks of accepting the Target Subsidiary Equity Interests and to protect its interests in connection with the Transactions.

         (b) Purchaser is acquiring the Target Subsidiary Equity Interests for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Purchaser understands that the Target Subsidiary Equity Interests have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein.

         (c) Purchaser understands that no public market now exists for the Target Subsidiary Equity Interests, that a public market for such securities will not develop in the future and that such securities are non-transferable by their terms.

         (d) Purchaser and Purchaser's advisors, if any, have had an opportunity to ask questions of, and to receive information from, the Sellers concerning the condition, business, operations and proposed operations of the Sellers and the rights and privileges of the Target Subsidiary Equity Interests, and to obtain any additional information material to Purchaser's decision to accept the Target Subsidiary Equity Interests or necessary to verify the accuracy of other information and data received by Purchaser in connection with the Transactions.

         (e) Purchaser has made either alone or together with Purchaser's advisors, if any, such independent investigation of the Sellers and related matters as (i) Purchaser deems to be, or Purchaser's advisors, if any, have advised to be, necessary or advisable in connection with Purchaser's acceptance of the Target Subsidiary Equity Interests to be transferred to Purchaser and
(ii) Purchaser and Purchaser's advisors, if any, believe to be necessary in order to reach an informed decision as to the advisability of accepting such Target Subsidiary Equity Interests.

   Section 4.5 BROKERS OR FINDERS. Neither Purchaser, Apollo Sylvan, Apollo Sylvan II, Holdings nor any of their Subsidiaries or their Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions, except for J.P. Morgan Securities Inc. and JPMorgan Chase Bank, whose fees are payable by Purchaser.

   Section 4.6 OPERATIONS OF PURCHASER, APOLLO SYLVAN, APOLLO SYLVAN II AND HOLDINGS. None of Holdings, Purchaser, Apollo Sylvan nor Apollo Sylvan II has conducted any operations or business and, other than this Agreement and other agreements entered into in connection with the Transactions, including, without limitation, the Financing, none of Holdings, Purchaser, Apollo Sylvan nor Apollo Sylvan II is party to any material agreement, contract or understanding.

   Section 4.7 LITIGATION. As of the date hereof, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending, or, to the knowledge of Purchaser, Apollo Sylvan, Apollo Sylvan II or Holdings, threatened against, or involving the Purchaser, Apollo Sylvan, Apollo Sylvan II or Holdings which questions or challenges the validity of this Agreement or any action taken or to be taken by the Purchaser, Apollo Sylvan, Apollo Sylvan II or Holdings pursuant to this Agreement or in connection with the Transactions; and, to the knowledge of Purchaser, Apollo Sylvan, Apollo Sylvan II and Holdings, there is no valid basis for any such action, proceeding or investigation.

   Section 4.8 OWNERSHIP OF CONVERTIBLE DEBENTURES. Parent has full power and authority to surrender, without restriction, the Convertible Debentures surrendered at Closing and Sylvan will acquire good and unencumbered title to the Convertible Debentures surrendered at Closing, free and clear of all Encumbrances.

                                   ARTICLE V

                                    COVENANTS

   Section 5.1 INTERIM OPERATIONS OF THE TARGETED BUSINESSES. Each Seller covenants and agrees that, after the date hereof and prior to the Closing Date, except (i) as expressly provided in this Agreement, (ii) as set forth in Part
5.1 of the Disclosure Schedule or (iii) as may be agreed in writing by
Purchaser:

         (a) the businesses of the Targeted Businesses shall be conducted in the same manner as heretofore conducted and only in the ordinary course of business consistent with past practice, and each of the Sellers, the Targeted Businesses and the Target Subsidiaries shall use its commercially reasonable efforts to preserve the business organization and assets of the Targeted Businesses intact, keep available the services of the current officers and employees of the Targeted Businesses and maintain the existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with the Targeted Businesses;

         (b) no Target Subsidiary shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (iv) split, combine or reclassify any shares of any class or series of its capital stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

         (c) neither the Sellers (with respect to the Targeted Businesses) nor any Target Subsidiary shall modify or amend in any material respects or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

         (d) none of the Target Subsidiaries shall: (i) incur or assume any long-term debt or, except in the ordinary course of business, incur or assume short-term Indebtedness exceeding in the aggregate $1,000,000 from the date hereof until the Closing; PROVIDED, HOWEVER, that the Target Subsidiaries may incur or assume Indebtedness not to exceed $200,000 for capital expenditures;
(ii) pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by any Target Subsidiary, except as required by the terms thereof; (iii) modify the terms of any material Indebtedness or other liability;
(iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except as described in Part 5.1(d)(iv) of the Disclosure Schedule as being in the ordinary course of business and consistent with past practice; (v) except as set forth in Part 5.1(d)(v) of the Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person (other than to or in other Target Subsidiaries existing on the date hereof);
(vi) enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate); or (vii) write down the value of any inventory or write off as uncollectible any notes or accounts receivable other than as required by US GAAP or in the ordinary course of business;

         (e) neither the Sellers (with respect to the Targeted Businesses) nor any Target Subsidiary shall lease, sublease, license, assign, mortgage, pledge, or encumber any assets other than in the ordinary and usual course of business and consistent with the past practice described in the Disclosure Schedule or transfer, sell or dispose of any assets other than in the ordinary and usual course of business and consistent with past practice or dispose of or permit to lapse any rights to any Intellectual Property; PROVIDED, HOWEVER, that notwithstanding any of the provisions of this Section 5.1, the Sellers may sell any or all of the Tuition Portfolio Assets;

         (f) neither the Sellers nor any Target Subsidiary shall make any change in the compensation payable or to become payable to any of the officers, employees, agents or consultants of the Targeted Businesses (other than normal recurring increases in the ordinary course of business consistent with past practice in wages payable to employees who are not officers of the Targeted Businesses), or enter into or amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any of the officers, employees, Affiliates, agents or consultants of the Targeted Businesses or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

         (g) neither the Sellers nor any Target Subsidiary shall (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer or employee of the Targeted Businesses, or pay or agree to pay or make any accrual or arrangement for payment to any officer or employee of the Targeted Businesses of any amount relating to unused vacation days, except to the extent the Targeted Businesses or a Target Subsidiary is unconditionally obligated to do so on the date hereof, (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any officer, employee, agent or consultant of the Targeted Businesses, whether past or present, except to the extent the Sellers or a Target Subsidiary is unconditionally obligated to do so on the date hereof, or
(iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

         (h) neither the Sellers (with respect to the Targeted Businesses) nor any Target Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Purchaser, except policies providing coverage for losses not in excess of $1,000,000 which are replaced without diminution in or gaps in coverage;

         (i) neither the Sellers (with respect to the Targeted Businesses) nor any of the Target Subsidiaries shall enter into any contract or transaction relating to the purchase or disposition of assets other than in the ordinary course of business consistent with past practices;

         (j) neither the Sellers (with respect to the Targeted Businesses) nor any of the Target Subsidiaries shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements or incurred since the Balance Sheet Date in the ordinary course of business;.

         (k) no Target Subsidiary shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

         (l) the Sellers shall not redeem or repurchase the Convertible Debentures prior to the Closing Date;

         (m) neither the Sellers (with respect to the Targeted Businesses) nor any of the Target Subsidiaries shall (i) change any of the accounting methods used by it unless required by US GAAP or FRG GAAP or (ii) make or change any material Tax election, file any material amended Tax return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period application to any material Tax claim or assessment;

         (n) neither the Sellers nor any of the Target Subsidiaries shall take, or agree to or commit to take, any action that would or would result in any of the conditions to the Closing set forth in Article VI not being satisfied, or would make any representation or warranty of the Sellers contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Sellers or Purchaser to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

         (o) neither the Sellers nor any of the Target Subsidiaries shall enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing;

         (p) prior to the Closing Date, Ventures shall not make any distribution or payment with respect to any of its equity interests; and

         (q) the Sellers shall file, on a timely basis, with appropriate taxing authorities all Tax returns required to be filed prior to the Closing Date with respect to, or on behalf of, operations of the Targeted Businesses or the Target Subsidiaries.

   Section 5.2 NO SOLICITATION; OTHER OFFERS.

         (a) After the date hereof and prior to the Closing Date or earlier termination of this Agreement in accordance with its terms, the Sellers will not, and the Sellers will cause their Subsidiaries and Affiliates and the officers, directors, employees, investment bankers, attorneys, consultants and other agents and advisors of the Sellers and their Subsidiaries and Affiliates not to, directly or indirectly, (i) take any action to encourage, solicit, initiate or knowingly facilitate the submission of any Acquisition Proposal or
(ii) encourage or engage in discussions or negotiations with, or disclose any nonpublic information relating to the Targeted Businesses or afford access to the properties, books or records of the Targeted Businesses or of the Sellers regarding the Target Assets to, any Person (other than to Purchaser, its representatives and advisors) concerning an Acquisition Proposal. The Sellers will notify Purchaser as soon as reasonably practicable, but in any event, within forty-eight hours of any Acquisition Proposal received by the Sellers or any of their Subsidiaries or any of their representatives, Affiliates, employees, advisors, agents, officers or directors, any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Targeted Businesses or for access to the properties, books or records of the Sellers or any of their Subsidiaries by any Person who is considering making, or has made, an Acquisition Proposal. The Sellers shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal, indication or request and shall also include, as and when received, copies of any written offer, proposal or materials received. The Sellers shall keep Purchaser fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. Upon execution of this Agreement, the Sellers shall and shall cause their Subsidiaries, and their respective officers, directors, Affiliates, representatives, consultants and advisors to immediately cease any discussions or negotiations with any Persons conducted prior to the execution of this Agreement with respect to any Acquisition Proposal and shall request (or if any of them has contractual rights to do so, demand) the return of all documents, analyses, financial statements, projections and other data and information previously furnished to others in connection with any potential Acquisition Proposal.

         (b) Notwithstanding the foregoing, the Sellers may engage in discussions or negotiations with, and furnish nonpublic information or access to, any Person in response to an unsolicited Acquisition Proposal by such Person received without violation of this Agreement if (i) the Sellers have complied with the terms of Section 5.2(a), (ii) the Board of Directors of Sylvan or the Special Committee of Sylvan, as appropriate, determines in good faith that such Acquisition Proposal would result in a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be deemed to constitute a breach of its fiduciary duties under applicable law, (iii) such Person executes a confidentiality agreement with terms no less favorable to the Sellers than those contained in the Confidentiality Agreement and (iv) the Sellers shall have delivered to Purchaser three Business Days' prior written notice (the "FIRST NOTICE") advising Purchaser that it intends to take such action. Upon receipt of the First Notice, Purchaser will notify the Sellers as soon as reasonably practicable, but in any event, within three Business Days after receipt of such notice, of the Termination Fee (the "TERMINATION FEE NOTICE") it will elect in the event of termination of this Agreement on the basis of such Acquisition Proposal pursuant to Section 7.3(a)(x) or 7.3(a)(y). If Purchaser elects the Termination Fee pursuant to Section 7.3(a)(y), it shall not be required to make the election provided in subparts (a) and (b) of that section at the time it provides the Termination Fee Notice, but shall be required to make such election no later than five Business Days after the Purchaser's receipt of the notice specified in
Section 7.1(c)(iii)(C). The Sellers shall deliver no more than one First Notice with respect to a Person that has provided an Acquisition Proposal unless such Person provides a new Acquisition Proposal following a matching offer by Purchaser pursuant to Section 7.1(c)(ii)(D).

         (c) Nothing contained in this Section 5.2 or any other provision of this Agreement shall prohibit the Sellers or any director, officer, agent or employee of the Sellers from (i) taking and disclosing to Sylvan's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to Sylvan's shareholders as, in the good faith judgment of Sylvan's Board of Directors after consultation with outside counsel, is required under applicable law.

   Section 5.3 ACCESS.

         (a) Between the date of this Agreement and the Closing, the Sellers shall (i) afford Purchaser and its authorized representatives, at reasonably agreeable times, reasonable access to all offices and other facilities of the Targeted Businesses and to all books and records relating to the Targeted Businesses, (ii) permit Purchaser, at reasonably agreeable times, to make such inspections and to make copies of such books and records as it may reasonably require and (iii) furnish Purchaser with such financial and operating data and other information concerning the Targeted Businesses as Purchaser may from time to time reasonably request. Purchaser and its authorized representatives shall conduct all such inspections in a manner that will limit disruptions to the business and operations of the Targeted Businesses.

         (b) Purchaser and its authorized representatives (including its designated engineers or consultants) may at reasonably agreeable times enter into and upon all or any portion of the Targeted Businesses' or any Target Subsidiary's properties (including all the Leased Real Property) in order to investigate and assess, as Purchaser deems necessary or appropriate in its sole and absolute discretion, the environmental condition of such properties or the business conducted thereat. Such investigation may include, but need not be limited to, the performance of soil and surface or ground water sampling, monitoring, borings or testing and any other tests, investigations, audits, assessments, studies, inspections or other procedures relating to environmental conditions or Materials of Environmental Concern. The Sellers shall, and shall cause the Targeted Businesses and the Target Subsidiaries to, cooperate with Purchaser and its authorized representatives in conducting such investigation, shall allow Purchaser and its authorized representatives full access at such agreed upon times to their properties and businesses, together with full permission to conduct such investigation, and shall provide to Purchaser and its authorized representatives all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of, or in the possession of or reasonably available to the Sellers or any Target Subsidiary or any of their engineers, consultants or agents and all other relevant information relating to environmental matters in respect of the Targeted Businesses.

   Section 5.4 EFFORTS AND ACTIONS TO CAUSE CLOSING TO OCCUR.

         (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and the Sellers shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the Transactions as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity, and (ii) the preparation of any disclosure documents and other materials reasonably requested by Purchaser in order to facilitate the Financing of any of the Transactions. In addition, Purchaser and the Sellers shall use their respective reasonable best efforts to obtain any (i) permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing or (ii) financing of the Transactions.

         (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly provide the other parties with copies of any communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Sellers shall use their reasonable best efforts to effect such transfers, amendments or modifications.

         (c) The Sellers shall use their reasonable best efforts to obtain, prior to the Closing, (i) the unconditional consent to the Closing and the other Transactions of each lender whose consent, waiver or amendment is required under any agreement to permit the consummation of the Transactions and to whom the Sellers or any Target Subsidiary owes in excess of $250,000 as of the Closing Date, (ii) the unconditional consent to the Closing and the other Transactions of each lessor under each

Lease whose consent, waiver or amendment is required to permit the consummation of the Transactions and the assignment or sublease of each such Lease, in every case without loss of any premises, loss of any option to renew or expand, increase in rent, or other material change to the terms and conditions of such Lease that were effective prior to the request for said consent; (iii) non-disturbance and attornment agreements in a form reasonably satisfactory to Purchaser from each of the master landlords under the subleases described in Exhibits D, E and F, and from each of the master landlords' mortgagees, if any, providing, among other things, that if Sylvan's lease with any such landlord terminates for a reason other than a Purchaser default under its sublease (or if any mortgagee forecloses on the master landlord's estate and Sylvan's lease and/or Purchaser's sublease is subordinate to such mortgage), then such master landlord (or mortgagee, as the case may be) agrees not to disturb Purchaser in its peaceable possession of the sublet premises for the remaining term of the sublease, so long as Purchaser attorns to such party and agrees to recognize such party as its landlord in connection therewith, including paying all sublease rent thereto; (iv) the unconditional consent to the Closing and the other Transactions of the issuer of each material insurance policy whose right to consent, waiver or amendment is required, to avoid loss of insurance, to permit the consummation of the Transactions pursuant to its terms and (v) the unconditional consent to the Closing and the other Transactions of each other party to each material contract whose consent, waiver or amendment is required thereunder to permit the consummation of the Transactions, except for such consents identified on Part 5.4(c) of the Disclosure Schedule the failure of which to obtain would not materially adversely affect the Targeted Businesses or any Target Subsidiary or the ability of the Sellers or Purchaser to consummate the Transactions. All such releases and consents obtained prior to Closing shall be in writing and executed counterparts thereof shall be delivered to Purchaser at or prior to the Closing.

         (d) In addition to and without limiting the agreements of the parties contained above, the Sellers and Purchaser shall:

             (i) take promptly all actions necessary to make the filings required of them or any of their Affiliates under the HSR Act,

             (ii) comply at the earliest practicable date with any request for additional information or documentary material received by the Sellers or Purchaser or any of their Affiliates from the FTC or the DOJ pursuant to the HSR Act or from any State Attorney General or other Governmental Entity in connection with antitrust matters,

             (iii) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by the FTC, DOJ, any State Attorney General or any other Governmental Entity;

             (iv) use their reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust law, and

             (v) advise the other parties promptly of any material communication received by such party from the FTC, DOJ, any State Attorney General or any other Governmental Entity regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any State Attorney General or any other Governmental Entity in connection with the Transactions.

Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Sellers and Purchaser shall each request early termination of the HSR Act waiting period.

         (e) Notwithstanding the foregoing or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither the Sellers nor any Target Subsidiary shall be entitled without Purchaser's prior written consent or required to divest or hold separate or otherwise take or commit to take any action that limits Purchaser's freedom of action with respect of, or its ability to retain, the Targeted Businesses or any material portions thereof or any of the businesses, product lines, properties or assets of the Targeted Businesses.

         (f) Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require Purchaser to divest or hold separate any assets or agree to limit its future activities, method or place of doing business, to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the Transactions.

         (g) Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require the Sellers, in order to facilitate consummation of the Transactions or to resolve a challenge to any of the Transactions on antitrust grounds, (i) to divest any assets other than the Targeted Businesses and the Target Assets, (ii) to make any divestitures that would result in the Sellers receiving an amount less than the total Purchase Price or (iii) to sell anything less than the Targeted Businesses and the Target Assets for an amount less than the total Purchase Price.

   Section 5.5 NOTIFICATION OF CERTAIN MATTERS.

         (a) From time to time prior to the Closing, the Sellers shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the

Disclosure Schedule. No supplement or amendment of the Disclosure Schedule made after the execution hereof by Purchaser pursuant to this section or otherwise shall be deemed to cure any breach of any representation of or warranty made pursuant to this Agreement.

         (b) The Sellers shall give notice to Purchaser promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VI to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any failure of the Sellers or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         (c) The Sellers shall deliver to Purchaser copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the United States federal, state, local or foreign Taxes due from or with respect to the Targeted Businesses or any Target Subsidiary and (ii) any closing agreements entered into by or on behalf of the Sellers relating to the Targeted Businesses or any Target Subsidiary with any taxing authority, which come into the possession of the Sellers after the date hereof.

         (d) The Sellers shall use their reasonable best efforts to assist Purchaser in connection with financing matters related to the consummation of the Transactions.

         (e) If, after the date hereof, Apollo obtains actual knowledge of a breach of any of the representations and warranties of the Sellers other than information obtained from the Sellers in writing, Purchaser shall notify the Sellers of such breach prior to the Closing Date. If Purchaser has delivered such a notice, the Closing Date shall not occur prior to the 10th Business Day following the delivery of such notice.

   Section 5.6 STOCK OPTIONS. The Board of Directors of Sylvan will take any and all necessary actions to ensure that each unexpired and unexercised outstanding option to purchase shares of Sylvan's common stock held by employees of the Sellers who are retained by the Purchaser in connection with the Transactions, will continue to vest as if such employees had continued to be employed by Sylvan for a period of twelve months following the Closing Date, and will be exercisable for twenty-four months following the Closing Date.

   Section 5.7 USE OF SYLVAN MARKS. Sellers agree that, except as expressly set forth in the Master License Agreements, they shall, and shall cause their Subsidiaries to, as soon as practicable after the Closing Date and in any event within (x) 10 days (in the case of clause (a)(i) below) and (y) 3 days (in the case of clauses (a)(ii) below) following the Closing Date, (a) cease to (i) make any use of the name or mark "Sylvan", any other Trademark included in the Target Intellectual Property, and any Trademarks related thereto or containing or comprising the foregoing, including any Trademark confusingly similar thereto or dilutive thereof (the "SYLVAN MARKS"), and (ii) represent itself as having any affiliation with the Targeted Businesses; PROVIDED, HOWEVER, that in the case of any Seller or any Subsidiary of a Seller whose corporate, company or trade name includes any Sylvan Mark, said Seller or Subsidiary of a Seller shall have a period of 12 months to change its corporate, company or trade name to a name that does not include any Sylvan Mark and to make any necessary legal filings with the appropriate Governmental Authority to effectuate such change. Any use of the Sylvan Marks by Sellers or their Subsidiaries pursuant to this Section 5.7 shall be in conformity with the practices of Sellers as of the Closing Date and shall be in a manner that does not in any material way harm or disparage Purchaser or the reputation or goodwill of the Sylvan Marks. At the written request of Purchaser, Sellers shall assign, or shall cause the applicable Subsidiary to assign, to Purchaser any rights to any Sylvan Marks that it may retain.

   Section 5.8 LIMITATION ON TRANSACTIONS WITH AFFILIATES. Except as set forth in Part 5.8 of the Disclosure Schedule, from the date hereof until the Closing Date, the Sellers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of the Target Assets or to permit any Target Subsidiary to purchase any property or assets from, or enter into any contract, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of the Sellers (other than Targeted Businesses) or any of their Subsidiaries (other than Target Subsidiaries) (an "AFFILIATE TRANSACTION"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Targeted Businesses or such Target Subsidiary than those that could have been obtained in a comparable transaction from an unrelated Person and (b) with respect to any Affiliate Transaction (or series of related Affiliate Transactions) involving or having a potential value of more than $500,000, in addition to compliance with clause
(a), such Affiliate Transaction shall also be approved by a majority of the disinterested members of the Board of Directors of Sylvan or the Board of Managers of Ventures, as the case may be, after determining, in their reasonable good faith judgment, that (i) such transaction is in the best interest of the Targeted Businesses based on full disclosure of all relevant facts and circumstances and (ii) such transaction is on fair and reasonable terms competitive with those that could be obtained from an unrelated third party (such approval and determination to be evidenced by a resolution of such disinterested directors of the Board of Directors of Sylvan or the Board of Managers of Ventures, as the case may be). Notwithstanding the foregoing, the provisions of this Section 5.8 shall not prevent the Sellers from entering into this Agreement or any of the other Transactions contemplated by this Agreement.

   Section 5.9 NON-COMPETES.

         (a) Without the express prior written consent of Purchaser, neither the Sellers nor any Subsidiary or Affiliate of the Sellers shall, at any time during the three-year period immediately following the Closing Date, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or consult with, a Seller Competing Business; PROVIDED, that the foregoing shall not prohibit the Sellers or any Affiliate or Subsidiary of the Sellers from owning as a passive investment 5% or less of the outstanding equity of any publicly-traded entity, or the ownership by the Sellers or any Subsidiary or Affiliate of the Sellers of a Seller Competing Business that (i) constitutes a portion of a business acquired by the Sellers or a Subsidiary or Affiliate of a Seller and (ii) has revenues (together with those of any other Seller Competing Business acquired by the Sellers or a Subsidiary or Affiliate of a Seller as part of another business) of less than $25 million in the aggregate. In the event that the revenues of any one or more Seller Competing Businesses equal or exceed $25 million in the aggregate, Sellers shall, and shall cause such Subsidiary or Affiliate to, use their commercially reasonable efforts to sell or discontinue any such Seller Competing Businesses (or portions thereof) within 1 year following the acquisition of the Seller Competing Business that puts the Sellers or such Subsidiary or Affiliate at or over the $25 million revenue threshold such that after such sale or discontinuation, the Seller Competing Businesses, in the aggregate, have revenues of less than $25 million. The Sellers agree that the Sellers and Sellers' Subsidiaries and Affiliates will not, for a period of one year after the Closing Date, solicit any person now employed by the Sellers for the primary benefit of the Targeted Businesses for employment by the Sellers if such Person is then employed by Purchaser or any Subsidiary or Affiliate of Purchaser. Purchaser agrees that the restrictions set forth in this subsection (a) above shall not apply to any solicitation by the Sellers directed at the public in general in publications available to the public in general or any contact which the Sellers can demonstrate through written records was initiated by such employee.

         (b) Without the express prior written consent of the Sellers, neither Purchaser nor any Subsidiary or Affiliate of Purchaser shall, at any time during the three-year period immediately following the Closing Date, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or consult with, a Purchaser Competing Business; PROVIDED, that the foregoing shall not prohibit Purchaser or any Affiliate or Subsidiary of Purchaser from owning as a passive investment 5% or less of the outstanding equity of any publicly-traded entity, or the ownership by the Purchaser or any Subsidiary or Affiliate of the Purchaser of a Purchaser Competing Business that
(i) constitutes a portion of a business acquired by the Purchaser or a Subsidiary or Affiliate of the Purchaser and (ii) has revenues (together with those of any other Purchaser Competing Business acquired by the Purchaser or a Subsidiary or Affiliate of the Purchaser as part of another business) of less than $25 million in the aggregate. In the event that the revenues of any one or more Purchaser Competing Businesses equal or exceed $25 million in the aggregate, Purchaser shall, and shall cause such Subsidiary or Affiliate to, use their commercially reasonable efforts to sell or discontinue any such Purchaser Competing Businesses (or portions thereof) within 1 year following the acquisition of the Purchaser Competing Business that puts the Purchaser or such Subsidiary or Affiliate at or over the $25 million revenue threshold, such that after such sale or discontinuation, the Purchaser Competing Businesses, in the aggregate, have revenues of less than $25 million. Purchaser agrees that Purchaser and Purchaser's Subsidiaries and Affiliates will not, for a period of one year after the Closing Date, solicit any person now employed by the Sellers for employment by the Purchaser (other than pursuant to the Transactions) if such Person is then employed by the Sellers or any

Subsidiary or Affiliate of the Sellers. The Sellers agree that the restrictions set forth in this subsection (b) above shall not apply to any solicitation by Purchaser directed at the public in general in publications available to the public in general or any contact which Purchaser can demonstrate through written records was initiated by such employee. The activities of Apollo and its portfolio companies and limited partners that are not subsidiaries of Holdings and do not use the Sylvan Marks in their businesses shall not be limited by this
Section 5.9(b).

   Section 5.10 SUBSEQUENT ACTIONS.

         (a) If at any time after the Closing, Purchaser will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Target Assets or otherwise to carry out this Agreement, the Sellers shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or otherwise to carry out this Agreement.

         (b) In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.

         (c) Ventures will not, for a period of one year after the Closing Date, allow a distribution within the meaning of Section 731 of the Code. Ventures will adopt a closing of the books methodology under Section 706 of the Code in respect of the sale of the Preferred Units as defined in the Securities Purchase Agreement.

   Section 5.11 PUBLICITY. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchaser and Sylvan. Thereafter, until the Closing, or the date the Transactions are terminated or abandoned pursuant to Article VII, neither the Sellers, Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other Transactions without the written agreement of the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market (in which case the other party shall be consulted prior to release).

   Section 5.12 MAIL RECEIVED AFTER CLOSING. Following the Closing, Purchaser may receive and open all mail addressed to the Sellers or any Target Subsidiary and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Targeted Businesses or the Target Assets or any of the obligations or liabilities assumed by Purchaser pursuant to this Agreement. Purchaser shall promptly deliver or cause to be delivered to the Sellers all mail received by

Purchaser or the Targeted Businesses after the Closing addressed to the Sellers or any Subsidiary of the Sellers which does not relate to the Targeted Businesses or the Target Assets. The Sellers shall promptly deliver or cause to be delivered to Purchaser all mail received by the Sellers or any Subsidiary of the Sellers after the Closing addressed to Purchaser or any Subsidiary of Purchaser which relates to the Targeted Businesses or the Target Assets.

   Section 5.13 ACCESS TO BOOKS AND RECORDS.

         (a) On and after the Closing, during normal business hours, the Sellers will permit Purchaser and its auditors, through its authorized representatives, to have reasonable access to and examine and make copies of all books and records of the Sellers relating to the Targeted Businesses which are not delivered to Purchaser pursuant hereto (including correspondence, memoranda, books of account and the like) and relating to events occurring prior to the date hereof and to transactions or events occurring prior to the date hereof.

         (b) Purchaser shall cooperate with the Sellers and make available to the Sellers such documents, books, records or information transferred to Purchaser and relating to activities of the Targeted Businesses or the Sellers prior to the Closing as the Sellers may reasonably require after the Closing in connection with any tax determination or contractual obligations to third parties or to defend or prepare for the defense of any claim against the Sellers or to prosecute or prepare for the prosecution of claims against third parties by the Sellers relating to the conduct of the business of the Targeted Businesses by the Sellers prior to the Closing or in connection with any governmental investigation of the Sellers or any of their Affiliates.

         (c) Each party will direct its employees to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this section, provided that each party shall be reimbursed by the other for any out-of-pocket expenses which it may incur in rendering the services provided for in this section. Each party agrees not to destroy any files or records which are subject to this section without giving reasonable notice to the other, and within fifteen days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party's expense. Each party shall treat all information received from the other parties pursuant to this Agreement with at least the same care as it treats its own confidential information, and will not disclose such information to third parties without the written consent of the party providing such information (or if disclosure is required under applicable law, without providing reasonable prior written notice to the party providing such information).

   Section 5.14 WAIVER OF BULK SALES REQUIREMENT. Each of the parties waives compliance with any applicable bulk sales laws with respect to the Target Assets, including without limitation the Uniform Commercial Code Bulk Transfer provisions. The Sellers agree to pay and discharge in due course and will indemnify and save harmless Purchaser from and against all claims made by the Sellers' creditors, including expenses and attorneys' fees incurred by Purchaser in defending against such claims, except those expressly assumed by Purchaser pursuant hereto.

   Section 5.15 TUITION FINANCE PAYMENTS. Purchaser will remit to the Sellers within 10 Business Days of receipt all payments received in respect of the Tuition Portfolio Assets, including proceeds from the sale of such assets, net of Purchaser's reasonable costs of collection, administration and sale.

   Section 5.16 INTELLECTUAL PROPERTY.

         (a) Neither the Sellers nor any Target Subsidiary shall do any act or omit to do any act whereby any Target Intellectual Property may lapse, become abandoned, dedicated to the public, or unenforceable except in the ordinary course of business consistent with past practices and only as to Target Intellectual Property which is not material.

         (b) Neither the Sellers nor any Target Subsidiary shall, with respect to any material Trademarks included in the Target Intellectual Property, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademarks at a level at least substantially consistent with the quality of such products and services as of the date hereof.

         (c) The Sellers will not use, register or authorize others to use or register Target Intellectual Property or any other Intellectual Property substantially or confusingly similar thereto and will not challenge Purchaser's right to use or register such Intellectual Property.

   Section 5.17 VENTURES CAPITAL CALLS. Ventures agrees that it will not make capital calls in excess of $6,000,000 (including the $2,500,000 capital call discussed by the parties immediately prior to the date hereof) from the date hereof to and including the Closing Date.

   Section 5.18 DEFERRED PURCHASE PRICE. Purchaser shall pay the Deferred Purchase Price to the Sellers, in cash, in the amounts and on the dates set forth on Part 5.18 of the Disclosure Schedule hereof.

   Section 5.19 CONVERTIBLE DEBENTURES. Purchaser agrees that in the event it elects to tender to Sylvan less than 75% of the Convertible Debentures, it shall fund the difference in value between 75% and the percentage of Convertible Debentures actually converted in the form of equity rather than credit.

   Section 5.20 POST CLOSING CONSENTS.

         (a) With respect to any Lease that is assigned or subleased to the Purchaser at Closing that (i) required the consent of the landlord to such assignment or sublease, and (ii) was assigned or subleased without obtaining such consent, if (1) any such Lease has a remaining term of at least one year from the Closing Date, and (2) the lessor under such Lease seeks to terminate or materially amend the terms or conditions of such Lease after the Closing Date, then Sylvan shall pay to Purchaser all out-of-pocket expenses incurred by Purchaser (y) in connection with the relocation of the learning center subject to such Lease and in connection with the execution and delivery of a new lease with substantially the same terms and conditions as the Lease that was terminated or materially altered; or (z) all damages associated with the assignment or sublease of such Lease to Purchaser, in the case of each of (y) and (z), up to a maximum of $100,000 per Lease.

         (b) If the Sellers do not obtain any requisite consent for assignment of the Target Intellectual Property listed on Part 3.23(a)(v) of the Disclosure Schedule prior to Closing, the Sellers shall pay to the Purchaser the cost of replacing such Target Intellectual Property with Intellectual Property of the same type.

         (c) If the Sellers do not obtain any requisite consent for the assignment of any SES Contract, then (i) with respect to contracts with a stated term of more than one year that are terminated (other than for nonperformance) within 12 months following the Closing Date, Sylvan shall pay Purchaser the previous 12-month period Contribution Margin, MULTIPLIED BY a number that represents the number of years the contractual relationship has existed with Sylvan, rounded to the nearest whole number; PROVIDED, HOWEVER, that in no event shall the multiplier be greater than five; PROVIDED, FURTHER, that if the requisite Governmental Entity refuses to pay the amount due on the SES Contract and expresses, as the reason for such refusal, the assignment contemplated by this Agreement or the other Transactions, the Sellers will pay to Purchaser the amount owed by such Governmental Entity under such SES Contract. Purchaser shall use its reasonable best efforts to collect the amount owed by such Governmental Entity under such SES Contract and shall promptly remit the amount collected to Sylvan.

         (d) For a period of 180 days following the Closing Date, Sellers shall direct their internal legal department to use their reasonable best efforts to assist the Purchaser in obtaining any consents not obtained prior to the Closing. For a period of 180 days following the Closing Date, Purchaser shall use its reasonable best efforts to assist the Sellers in obtaining any consents not obtained prior to the Closing. Nothing contained in this Section 5.20(d) shall waive Sellers' obligations with respect to the remainder of this Section 5.20.

   Section 5.21 CANTER MATERIALS. Sylvan and the Purchaser will, between the date hereof and the Closing Date, negotiate in good faith with the intent of reaching an agreement regarding the matters set forth on Part 5.21 of the Disclosure Schedule. The parties acknowledge that they have not reached a final understanding as to the terms set forth on Part 5.21 and, therefore, they may not, despite Sylvan's and the Purchaser's good faith efforts, reach an agreement.

   Section 5.22 CONTRIBUTION OF APOLLO IV. Promptly following the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 hereof (other than any condition whose satisfaction is conditioned upon the contribution provided for in this Section 5.22), Apollo IV, or its designees, shall contribute $20,000,000, in cash, to the Purchaser to fund a portion of the Purchase Price.


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

                                   ARTICLE VI

                                   CONDITIONS

   Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING. The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

         (a) STATUTES; COURT ORDERS. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing.

         (b) HSR APPROVAL. The applicable waiting period under the HSR Act shall have expired or been terminated.

         (c) If the Sellers have delivered a First Notice pursuant to Section 5.2(b) hereof, at least 23 calendar days have elapsed since the date of Purchaser's receipt of such First Notice.

         (d) The transactions related to the Securities Purchase Agreement shall have been consummated.

   Section 6.2 CONDITIONS TO OBLIGATIONS OF PURCHASER TO EFFECT THE CLOSING. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

         (a) OPINION OF SELLERS' COUNSEL. The Sellers shall have delivered to Purchaser at the Closing opinions of counsel to the Sellers (including reliance letters in favor of lenders providing the Financing), including opinions of Shaw Pittman LLP, dated the Closing Date, in form and substance satisfactory to Purchaser, as to the matters set forth on Exhibit K hereto.

         (b) CERTIFICATE OF SELLERS' OFFICERS. Each Seller shall have delivered to Purchaser at the Closing a certificate signed by the chief executive officer of such Seller and by the chief financial officer of such Seller, dated the Closing Date, in form and substance satisfactory to Purchaser, to the effect that, as of the Closing Date, (w) all of the representations and warranties of such Seller set forth in this Agreement that are qualified as to materiality are true and complete (without giving effect to any update made to the Disclosure Schedule), (x) all such representations and warranties that are not so qualified are true and complete in all material respects (without giving effect to any update made to the Disclosure Schedule), (y) there has not occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the consolidated financial condition, businesses or results of operations of the Targeted Businesses and the Target Subsidiaries, taken as a whole, and (z) such Seller has performed in all material respects

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

all obligations required under this Agreement to be performed by it at or prior to the Closing.

         (c) CONSENTS OBTAINED. The Requisite Consents shall have been obtained, and a copy of each such consent or approval shall have been provided to Purchaser at or prior to the Closing.

         (d) [INTENTIONALLY OMITTED]

         (e) FINANCING. Purchaser shall have consummated the Financing.

         (f) MATERIAL ADVERSE CHANGE. There shall not have occurred after the date hereof any material adverse change (or any development that, insofar as reasonably can be foreseen, would result in any material adverse change) in (i) the consolidated financial condition, results of operations, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, businesses or operations of the Targeted Businesses and the Target Subsidiaries, taken as a whole, or
(ii) the ability of the Targeted Businesses or the Target Subsidiaries to consummate the Transactions.

         (g) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Sellers set forth in this Agreement that are qualified as to materiality shall be true and complete (without giving effect to any update made to the Disclosure Schedule) and any such representations and warranties that are not so qualified shall be true and complete in all material respects (without giving effect to any update made to the Disclosure Schedule), in each case as of the date of this Agreement and as of the Closing Date.

         (h) SELLERS' BREACH. The Sellers shall not have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Sellers to be performed or complied with by it under this Agreement.

         (i) FIRPTA CERTIFICATE. Purchaser shall have received (i) a certification of non-foreign status for the Sellers in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder, and any similar state or local law and regulation, and
(ii) any other certifications which may be required under applicable law stating that no Taxes are due to any taxing authority for which the Purchaser could have liability to withhold and pay with respect to the transfer of the Target Assets.

         (j) TERMINATION. The Transactions shall not have been terminated or abandoned in accordance with the terms of this Agreement.

The foregoing conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights


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

shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         Section 6.3 CONDITIONS TO OBLIGATIONS OF THE SELLERS TO EFFECT THE CLOSING. The obligations of the Sellers to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

         (a) OPINION OF PURCHASER'S COUNSEL. Purchaser shall have delivered to the Sellers at the Closing an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Purchaser, dated the Closing Date, in form and substance satisfactory to the Sellers, as to the matters set forth on Exhibit L hereto.

         (b) CERTIFICATE OF PURCHASER'S OFFICERS. Purchaser shall have delivered to the Sellers at the Closing a certificate signed by the chief executive officer and treasurer of Purchaser, dated the Closing Date, in form and substance satisfactory to the Sellers, to the effect that, as of the Closing Date, (x) all of the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality are true and complete, (y) all such representations and warranties that are not so qualified are true and complete in all material respects, and (z) Purchaser has performed in all material respects all obligations required under this Agreement to be performed by it at or prior to the Closing.

         (c) CERTIFICATE OF HOLDINGS' OFFICERS. Holdings shall have delivered to the Sellers at the Closing a certificate signed by the chief executive officer of Holdings and by the chief financial officer of Holdings, dated the Closing Date, in form and substance satisfactory to the Sellers, to the effect that, as of the Closing Date, (x) all of the representations and warranties of Holdings set forth in this Agreement that are qualified as to materiality are true and complete, (y) all such representations and warranties that are not so qualified are true and complete in all material respects, and (z) Holdings has performed in all material respects all obligations required under this Agreement to be performed by it at or prior to the Closing.

         (d) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Purchaser and Holdings set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date.

         (e) PURCHASER'S OR HOLDINGS' BREACH. Neither Purchaser nor Holdings shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of either of them to be performed or complied with by it under this Agreement.

         (f) TERMINATION. The Transactions shall not have been terminated or abandoned in accordance with the terms of this Agreement.


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

The foregoing conditions are for the sole benefit of the Sellers and may be waived by the Sellers, in whole or in part, at any time and from time to time in the sole discretion of the Sellers. The failure by the Sellers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                  ARTICLE VII
                                  TERMINATION

   Section 7.1 TERMINATION. This Agreement may be terminated or abandoned at any time prior to the Closing Date:

         (a) by the mutual written consent of Purchaser and the Sellers;

         (b) by either Purchaser or the Sellers if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acquisition by Purchaser of the Targeted Businesses or any of the Target Subsidiaries and such order, decree, ruling or other action shall have become final and non-appealable;

         (c) by the Sellers:

             (i) if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Sellers to Purchaser specifying such breach;

             (ii) on or after July 31, 2003, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by the Sellers; PROVIDED, HOWEVER, that the Purchaser or the Sellers may extend such date by up to 3 months in the event that the applicable waiting period under the HSR Act shall not have expired or been terminated prior to July 31, 2003; PROVIDED FURTHER that such date shall be extended by an amount of time equal to any period during which consummation of the Transactions is prohibited pursuant to an injunction or restraint issued by a court of competent jurisdiction; PROVIDED FURTHER that such date shall be extended as necessary if a notice is given by Purchaser to the Sellers pursuant to Section 5.5(e) hereof within 10 Business Days prior to the Closing Date.

             (iii) if (A) the Board of Directors of Sylvan, or the Special Committee of Sylvan, as appropriate, authorizes Sylvan to enter into a written agreement concerning a Superior Proposal, (B) the


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

      Sellers shall have complied with Section 5.2, (C) the Sellers shall have given Purchaser a prior written notice of their intention to terminate the Agreement, attaching a description of all material terms and conditions of the Superior Proposal to such notice, (D) Purchaser does not make, within five Business Days after receipt of such notice, an offer which the Board of Directors, or the Special Committee of Sylvan, as appropriate, of Sylvan determines, in good faith after consultation with its independent financial advisor and legal counsel, is at least as favorable to Sylvan or its stockholders, taking into account legal, financial, regulatory and other matters, including the likelihood of consummation, as the Superior Proposal, it being understood that the Sellers shall not enter into any such written agreement during such five Business Day period, and (E) upon such termination pursuant to this clause (c)(iii), the Sellers shall pay to Purchaser the fee required to be paid pursuant to Section 7.3. The Sellers agree to notify Purchaser promptly if their intention to enter into a written agreement referred to in their notification shall change at any time after giving such notification.

         (d) by Purchaser:

             (i) if the Sellers shall have breached in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by Purchaser to the Sellers specifying such breach;

             (ii) on or after July 31, 2003, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by Purchaser; PROVIDED, HOWEVER, that the Purchaser or the Sellers may extend such date by up to 3 months in the event that the applicable waiting period under the HSR Act shall not have expired or been terminated prior to July 31, 2003; PROVIDED FURTHER that such date shall be extended by an amount of time equal to any period during which consummation of the Transactions is prohibited pursuant to an injunction or restraint issued by a court of competent jurisdiction; PROVIDED FURTHER that such date shall be extended as necessary if a notice is given by Purchaser to the Sellers pursuant to
      Section 5.5(e) hereof within 10 Business Days prior to the Closing Date.

             (iii) if either of the Sellers shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to an Acquisition Proposal with any Person other than Purchaser (or an Affiliate of Purchaser); or

             (iv) if on or prior to the expiration of 23 calendar days after the delivery to Purchaser of a First Notice, Sylvan fails to confirm in writing to Purchaser that it has discontinued discussions with the Person(s) who made the Acquisition Proposal that triggered the First Notice and that it intends to consummate the Transactions.

      Section 7.2 EFFECT OF TERMINATION. In the event of the termination or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made.

      Section 7.3 TERMINATION FEE.

         (a) If:

             (i) the Sellers shall terminate this Agreement pursuant to
Section 7.1(c)(iii);

             (ii) Purchaser shall terminate this Agreement pursuant to
Section 7.1(d)(iii) or 7.1(d)(iv); or

             (iii) either the Sellers or the Purchaser shall terminate this Agreement pursuant to Section 7.1(c)(ii) or Section 7.1(d)(ii), and within six months after such Termination Date, either of the Sellers enter into an agreement with respect to an Acquisition Proposal;

then in any case, as described in clause (i) to (iii), the Sellers shall, at the election of Purchaser as provided to the Sellers pursuant to Section 5.2(b), either:

             (x) pay Purchaser $7.5 million in cash on the Termination Date or the date a Seller enters into an agreement in accordance with the terms of
Section 7.3(a)(iii) (the "ACQUISITION PROPOSAL AGREEMENT DATE"); or

            (y) pay Purchaser $2.0 million in cash on the Termination Date or the Acquisition Proposal Agreement Date, and purchase on the Termination Date or the Acquisition Proposal Agreement Date all of Purchaser's interest in Ventures for an amount equal to Apollo's Net Capital Investment--Preferred Units (as such term is defined in the Ventures Limited Liability Company Agreement) payable, at Purchaser's election in either (a) cash or (b) Sylvan Common Shares at the Current Market Price as of the date that Purchaser makes its election between clauses (a) and (b) hereof. Any such purchase shall be pursuant to an agreement between Sylvan and Purchaser and pursuant to which the Purchaser shall be released of all liabilities with respect to Ventures. Purchaser shall make customary representations and warranties and give customary indemnities to the Sellers only with respect to its ownership of the interests free and clear of liens.


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

         (b) In addition to any payment made under Section 7.3(a), if this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, and, except in the case of termination as a result of a material breach of this Agreement by Purchaser, the Sellers shall reimburse Purchaser up to a maximum of $2 million for its reasonable and documented out-of-pocket expenses (including fees for accountants, lawyers, financial advisors, contractors and consultants) incurred in connection with this Agreement and the Transactions.

         (c) In the event this Agreement is terminated pursuant to this Article VII, the provisions under this Section 7.3 shall survive such termination.

                                  ARTICLE VIII

                                   TAX MATTERS

   Section 8.1 TAX INDEMNIFICATION.

         (a) From and after the Closing Date, Sylvan shall be liable for and shall indemnify and hold the Purchaser Indemnified Persons harmless from and against all losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser arising under Article VIII) imposed on, sustained, incurred or suffered by the Purchaser Indemnified Persons (including, upon the Closing, the Target Subsidiaries), directly or indirectly, by reason of or resulting from any and all Taxes imposed upon the Target Subsidiaries or in respect of the Targeted Businesses with respect or pursuant to (i) any taxable period ending on or before the Closing Date (a "PRE-CLOSING PERIOD"), (ii) any taxable period beginning before the Closing Date and ending after the Closing Date (a "STRADDLE PERIOD"), but only with respect to the portion of such Straddle Period ending on and including the Closing Date and in the manner provided in Section 8.1(c) hereof (such portion, a "PRE-CLOSING STRADDLE PERIOD"), (iii) Treasury Regulation Section 1.1502-6 (or any comparable provision under state, local or foreign law or regulation imposing several liability upon members of a consolidated, combined, affiliated or unitary group) for any Pre-Closing Period, (iv) a breach or inaccuracy in any representation contained in Section 3.22 of this Agreement; PROVIDED, that indemnification pursuant to this clause (iv) shall be subject to the limits contained in Section 9.1(d)(ii), Section 9.1(d)(iii), Section 9.2 and Section 9.5, (v) breaches of any covenant of the Sellers set forth in this Article VIII,
Section 1.5 or Section 5.10(c) or (vi) Taxes other than Transfer Taxes attributable to the Sellers and arising from the Transactions.

         (b) From and after the Closing Date, the Purchaser shall be liable for and shall indemnify and hold the Sellers and their Affiliates harmless from and against all losses, liabilities, damages, judgments, settlements and expenses (including


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

interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of the Sellers arising under Article VIII) imposed on, sustained, incurred or suffered by the Sellers or their Affiliates, directly or indirectly, by reason of or resulting from any and all Taxes imposed upon the Target Subsidiaries or in respect of the Targeted Businesses with respect or pursuant to (i) any taxable period beginning after the Closing Date (a "POST-CLOSING PERIOD"), (ii) any Straddle Period, but only with respect to the portion of such Straddle Period beginning the day after the Closing Date and in the manner provided in Section 8.1(c) hereof (such portion, a "POST-CLOSING STRADDLE PERIOD") and (iii) Taxes imposed as a result of a breach of any covenant of Purchaser set forth in this Article VIII or Section 1.5.

         (c) For purposes of calculating the Taxes imposed which relate to a Straddle Period and must be allocated between a Pre-Closing Straddle Period and a Post-Closing Straddle Period, the portion of such Taxes related to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, premiums, wages, capital expenditures or expenses, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Taxes based upon or related to income, sales, gross receipts, premiums, wages, capital expenditures or expenses, be deemed to be equal to the amount which would be payable if the Straddle Period ended on and included the Closing Date.

   Section 8.2 TAX CLAIMS.

         (a) If Purchaser, any of its Affiliates or, effective upon the Closing, the Target Subsidiaries, receives any notice of deficiency, proposed adjustment, adjustment, assessment audit, examination or other administrative or court proceeding, suit, dispute or other claim (a "TAX CLAIM") asserted, commenced or initiated against the Target Subsidiaries or the Targeted Businesses with respect to a Pre-Closing Period, Purchaser shall promptly notify the Sellers of the receipt of such Tax Claim and shall give the Sellers such information with respect thereto as the Sellers may reasonably request provided, however, that the failure to give such notice on a timely basis shall not affect the indemnification provided herein except to the extent the indemnifying party has been actually and materially prejudiced as a result of such failure. The Sellers shall have the right to assume the defense (at the Sellers' expense) of any Tax Claim asserted, commenced or initiated against the Target Subsidiaries or the Targeted Businesses with respect to a Pre-Closing Period through counsel of Sellers' own choosing by notifying Purchaser within twenty days of the receipt by the Sellers of such notice from Purchaser provided, however, that any such counsel shall be reasonably satisfactory to Purchaser. The Sellers shall be liable for the fees and expenses of counsel employed by Purchaser for any period during which the Sellers have not assumed the defense of any such third-party claim (other than during any period in which Purchaser will have failed to give notice of the third-party claim as provided above). If the Sellers assume such defense,

Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Sellers, it being understood that the Sellers shall control such defense. Sellers shall not enter into any settlement with respect to any such Tax Claim without Purchaser's prior written consent, which shall not be unreasonably withheld.

         (b) If any of the Sellers or their Affiliates receives any Tax Claim asserted, commenced or initiated against the Target Subsidiaries or the Targeted Businesses with respect to a Straddle Period or a Post-Closing Period, Sellers shall promptly notify the Purchaser of the receipt of such Tax Claim and shall give the Purchaser such information with respect thereto as the Purchaser may reasonably request; PROVIDED, HOWEVER, that the failure to give such notice on a timely basis shall not affect the indemnification provided herein except to the extent the indemnifying party has been actually and materially prejudiced as a result of such failure. The Purchaser shall be solely responsible for controlling the defense of any Tax Claim asserted, commenced or initiated against the Target Subsidiaries or the Targeted Businesses with respect to (i) a Straddle Period or a Post-Closing Period and (ii) a Pre-Closing Period to the extent Sellers have failed to defend such Tax Claim, provided, however, that if such Tax Claim relates to a Straddle Period, Sellers, may, at their own expense, participate in such Tax Claim to the extent the matters raised in such Tax Claim relate to Pre-Closing Straddle Periods. Purchaser shall not enter into any settlement with respect to a Pre-Closing Period without the Sellers' prior written consent, which shall not be unreasonably withheld.

         (c) Notwithstanding any other provision of this Agreement, the Sellers shall not have the right to control, defend, settle, compromise or contest any Tax Claim to the extent that Purchaser and its Affiliates waives their right to indemnification from the Sellers with respect to such Tax Claim.

   Section 8.3 TAX RETURN FILINGS, PAYMENTS, AND REFUNDS.

         (a) Sellers shall prepare or cause to be prepared at their own cost and expense and in a manner consistent with past practice, and duly file or cause to be duly filed, all Tax returns with respect to the Target Subsidiaries and the Targeted Businesses for Pre-Closing Periods, and shall be responsible for remitting or causing to be remitted all Taxes reflected on such Tax returns. No less than twenty Business Days prior to the earlier of the date on which each such Tax return is filed or due to be filed (taking into account any applicable extensions), copies of all such Tax returns (or the portion thereof relating to the Target Subsidiaries) shall be furnished to Purchaser for its review and comment.

         (b) Purchaser shall prepare or cause to be prepared, and file or cause to be filed, on a timely basis, all Tax returns, other than the Tax returns referred to in Section 8.3(a), with respect to the Target Subsidiaries and the Targeted Businesses for Straddle Periods and Post-Closing Periods and shall be responsible for remitting all Taxes reflected on such Tax returns. No less than twenty Business Days prior to the earlier of the date on which each such Tax return is filed or due to be filed (taking into account any applicable extensions), Purchaser shall furnish to the Sellers copies of all such Tax returns prepared and filed by Purchaser (or the relevant portion thereof relating to the Target Subsidiaries) that include a Pre-Closing Straddle Period for its review and comment. Upon Purchaser's written request, the Sellers shall pay to Purchaser all Taxes due and payable with respect to any Tax return for a Straddle Period to the extent such Taxes relate to a Pre-Closing Straddle Period, as determined under Section 8.1(c). Sellers and Purchaser shall share in the cost and expense payable to outside accountants or advisors for preparing any Tax return for a Straddle Period, such cost and expense to be apportioned among the Sellers and Purchaser in a manner consistent with the principles set forth in Section 8.1(c).

         (c) Sellers shall be entitled to any Tax refunds attributable to any Pre-Closing Period or Pre-Closing Straddle Period provided, however, that Purchaser shall be entitled to any such Tax refunds to the extent the refund results from the carry back of a tax attribute from a Post-Closing Straddle Period or a Post-Closing Period. Purchaser shall be entitled to any tax refunds attributable to any Post-Closing Period or Post-Closing Straddle Period.

   Section 8.4 TAX SHARING AGREEMENTS; POWERS OF ATTORNEY. All (i) Tax sharing agreements or similar agreements, written or unwritten (other than those provided by this Agreement), with respect to or involving the Target Subsidiaries or the Targeted Businesses and (ii) powers of attorney granted by or on behalf of the Target Subsidiaries or the Targeted Businesses with respect to any matter relating to Taxes shall be terminated as of the Closing Date and, after the Closing Date, the Target Subsidiaries or the Targeted Businesses shall not be bound thereby or have any liability thereunder.

Section 8.5 TRANSFER TAXES. All Transfer Taxes arising out of, in connection with or attributable to the Transactions shall be shared equally by Sellers on the one hand and Purchaser on the other. The Transfer Tax Payor shall prepare and timely file all relevant Tax returns required to be filed in respect of such Transfer Tax (and will provide a copy of such Tax return to the other party for review and comment at least 10 Business Days prior to filing), pay the Transfer Tax shown on such Tax return, and notify the other party or parties in writing of the Transfer Tax shown on such Tax return and how such Transfer Tax was calculated, and the party or parties that did not pay the Transfer Tax shall reimburse the Transfer Tax Payor for such party or parties share of the amount of such Transfer Tax in immediately available funds within ten (10) Business Days of receipt of such notice.

   Section 8.6 ASSISTANCE AND COOPERATION. After the Closing, each of Purchaser and the Sellers shall (a) cooperate fully in preparing any Tax returns and preparing for any audits, disputes or litigation with any taxing authority regarding any Tax returns of the Targeted Businesses or the Target Subsidiaries,
(b) make available to the other and to any taxing authority as reasonably requested all information and documents relating to Taxes of the Target Subsidiaries or the Target Assets, (c) provide timely notice to the other in writing of any pending or threatened Tax Claim for any taxable period for which the other party may have liability under this Article VIII, and (d) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax Claim with respect to any taxable period for which the other may have liability under this Article VIII.

   Section 8.7 CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. All amounts paid by the Sellers to Purchaser or its Affiliates or by Purchaser to the Sellers or its Affiliates pursuant to this Article VIII or Article IX shall be treated as adjustments to the Purchase Price for all Tax purposes.

   Section 8.8 SURVIVAL OF TAX CLAIMS AND SECTION 3.22 REPRESENTATIONS. Notwithstanding any other provision of this Agreement to the contrary, any obligations of the parties pursuant to this Article VIII and all representations and warranties contained in Section 3.22 of this Agreement shall be unconditional and absolute (other than losses under Section 8.1(a)(iv), which shall be limited to the extent set forth therein) and shall survive until sixty days after the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings thereof) relating to the Taxes at issue.

                                   ARTICLE IX

                                 INDEMNIFICATION

   Section 9.1 INDEMNIFICATION; REMEDIES.

         (a) Except with respect to the representations and warranties contained in Section 3.22 and any obligations or covenants relating to Taxes (each of which will be governed exclusively by the provisions set forth in Article VIII, other than losses under Section 8.1(a)(iv), which shall be subject to this
Article IX to the extent set forth in Section 8.1(a)(iv)), Sylvan shall indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against and in respect of all Purchaser Losses.

         (b) Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Persons from and against and in respect of all Seller Losses.

         (c) Sylvan shall indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against and in respect of any withdrawal liability to which the Purchaser becomes liable arising solely as a result of any complete or partial withdrawal from any multi-employer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code) by the Sellers or any Person that is or at any time within the five-year period prior to the date of this Agreement was under common control (within the meaning of subsections 414(b), (c), (m) or (o) of the Code) with the Sellers.

         (d) Sylvan's indemnification obligations under Sections 9.1(a) and 9.1(c) and, with respect to clauses (ii) and (iii) hereof, Section 8.1(a)(iv) shall be subject to each of the following limitations:

             (i) Sylvan's indemnification obligations relating to (A) Purchaser Losses and ERISA Claims shall survive only until the 18th month anniversary of the Closing Date and (B) Tax Claims


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      shall survive as provided in Article VIII. No claim for the recovery of any Purchaser Losses, ERISA Claims or Tax Claims may be asserted by any Purchaser Indemnified Person after the expiration of the applicable indemnification period; PROVIDED, HOWEVER, that claims first asserted in writing by any Purchaser Indemnified Person with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period; PROVIDED, FURTHER, that the limitations set forth in this Section 9.1(d)(i) shall not apply to Purchaser Losses arising out of any breach by the Sellers of any representation or warranty contained in Sections 3.1, 3.2, 3.4, 3.5, 3.6, or 3.13 or any Purchaser Losses arising out of, based upon or relating to paragraph (iii) of the definition of Purchaser Losses, in each case prior to the fourth anniversary of the Closing Date; PROVIDED, FURTHER, that the limitation set forth in this Section 9.1(d)(i) shall not apply to Purchaser Losses arising out of, based upon or relating to clause (iv) of the definition of Purchaser Losses;

             (ii) No reimbursement for Purchaser Losses or ERISA Claims asserted under Section 9.1(a) or Section 9.1(c) respectively, or for losses under
      Section 8.1(a)(iv) shall be required unless and until the cumulative aggregate amount of such Purchaser Losses, ERISA Claims and losses under
      Section 8.1(a)(iv) exceeds $1,000,000, and then only to the extent that the aggregate amount of Purchaser Losses, ERISA Claims and losses under
      Section 8.1(a)(iv), as finally determined, exceeds such amount; PROVIDED, HOWEVER, the limitations set forth in this Section 9.1(d)(ii) shall not apply to Purchaser Losses arising out of, based upon, or relating to, any Purchaser Losses (A) set forth in paragraphs (iii), (iv) and (v) of the definition thereof or (B) that are based upon a failure of the Sellers to make payments provided for in Sections 1.3 and 5.20 hereof; and

             (iii) Sylvan's indemnification obligations relating to Purchaser Losses, ERISA Claims or Tax Claims incurred as a result of a breach of the representations and warranties pertaining to Ventures, Connections Academy or eSylvan contained in this Agreement shall be limited to the percentage of such Purchaser Losses, ERISA Claims or Tax Claims set forth in Part 9.1(d) of the Disclosure Schedule.

   Section 9.2 AGGREGATE DOLLAR LIMITATION. The aggregate dollar amount of all payments Sylvan shall be obligated to make pursuant to this Article IX and
Section 8.1(a)(iv) shall not exceed $25,000,000; PROVIDED, HOWEVER, notwithstanding anything to the contrary herein, Sylvan's indemnification obligations with respect to claims by the Purchaser arising out of Sylvan's breach of any representation or warranty contained in Sections 3.1, 3.2 and 3.13 and the second sentence of Section 3.5 shall not exceed the Designated Purchase Price; provided, FURTHER, that the limitations set forth in this Section 9.2 shall not apply to Purchaser Losses arising out of, based upon, or relating to, any Purchaser Losses (A) set forth in paragraphs (iii), (iv) or (v) of the definition thereof or


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(B) that are based upon a failure of the Sellers to make payments provided for in Sections 1.3 and 5.20 hereof.

   Section 9.3 NOTICE OF CLAIM; DEFENSE. Purchaser or the Sellers, as the case may be (the "INDEMNIFIED Party"), shall give the other party (the "INDEMNIFYING PARTY") prompt notice of any third-party claim that may give rise to any indemnification obligation under this Article IX, together with the estimated amount of such claim, and the Indemnifying Party shall have the right to assume the defense (at the Indemnifying Party's expense) of any such claim through counsel of the Indemnifying Party's own choosing by so notifying the Indemnified Party within 30 days of the first receipt by the Indemnifying Party of such notice from the Indemnified Party; PROVIDED, HOWEVER, that any such counsel shall be reasonably satisfactory to the Indemnified Party. Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Purchaser Indemnified Person or any Seller Indemnified Person, as the case may be, and the Indemnifying Party exists in respect of such third-party claim, the Indemnifying Party shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to eliminate such conflict. If the Indemnifying Party chooses to defend or prosecute a third-party claim, the Indemnified Party shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to the Indemnifying Party, of records and information reasonably relevant to such third-party claim, and making employees of the Targeted Businesses available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the Indemnifying Party chooses to defend or prosecute any third-party claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such third-party claim that the Indemnifying Party may recommend and that, by its terms, discharges the Indemnified Party and its Affiliates from the full amount of liability in connection with such third-party claim; PROVIDED, HOWEVER, that, the Indemnifying Party shall not consent to, and the Indemnified Party shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting the Indemnified Party or any Affiliate of the Indemnified Party, (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Indemnified Party that is the subject of such third-party claim, or (iii) contains any admission of wrongdoing by the Targeted Businesses or any of their employees.

   Section 9.4 SURVIVAL OF INDEMNIFICATION CLAIMS; OFFSET.

         (a) The indemnification obligations set forth in this Article IX and in
Article VIII shall survive the Closing. If agreed to by the Sellers or if a Seller's obligation to pay such indemnification is determined by a court of competent jurisdiction and is final and nonappealable, Sellers' indemnification obligations may be satisfied, in whole or in part, by offset against obligations of Purchaser under the Seller Note delivered pursuant to this Agreement. If exercised, such right of offset shall be applied, at Purchaser's option, to either (a) the payment next due under the Seller Note after such


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right of offset is asserted, and, to the extent necessary to satisfy such right of offset, to subsequent payments due under the Seller Note in the chronological order in which such payments are scheduled or (b) the outstanding principal amount of the Seller Note.

         Section 9.5 EFFECT OF INVESTIGATION. The right to indemnification, payment of Purchaser Losses or for other remedies based on any representation, warranty, covenant or obligation of the Sellers contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. Purchaser shall have no right of indemnification pursuant to Article VIII or this Article IX with respect to any breach of a representation or warranty contained in this Agreement to the extent that Apollo (excluding Apollo Sylvan, Apollo Sylvan II, Holdings and Purchaser) had actual knowledge of such breach prior to the date hereof. The waiver of any condition to the obligation of Purchaser to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Purchaser Losses, or other remedy based on such representation, warranty, covenant or obligation.

         Section 9.6 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. Each of the covenants, representations and warranties of the Sellers in this Agreement or in any schedule, instrument or other document delivered pursuant to Articles III and V of this Agreement shall survive the Closing Date and shall continue in force thereafter as limited by Section 9.1(d), except the representations and warranties contained in Section 3.22 and all covenants relating to Tax matters shall survive as provided in Article VIII.


                                   ARTICLE X

                         DEFINITIONS AND INTERPRETATION

   Section 10.1 DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

   "Acquisition Proposal" shall mean any offer or proposal for, or any indication of interest in, an acquisition, directly or indirectly, of all or any portion of the Sylvan Target Assets, alone or in combination with any other assets

   "Acquisition Proposal Agreement Date" shall have the meaning set forth in
Section 7.3(a)(x).

   "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

   "Affiliate Transaction" shall have the meaning set forth in Section 5.8.


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   "Agreement" or "this Agreement" shall mean this Asset Purchase Agreement, together with the exhibits and appendices hereto and the Disclosure Schedule.

   "Allocable Amount" shall have the meaning set forth in Section 1.5(a).

   "Apollo" shall mean Apollo Advisors, L.P. and its Affiliates.

   "Apollo Sylvan" shall have the meaning set forth in the introductory paragraph.

   "Apollo Sylvan II" shall have the meaning set forth in the introductory paragraph.

   "Assignment and Assumption Agreement" shall mean that certain Assignment and Assumption Agreement in the form attached as Exhibit A hereto.

   "Assumed Liabilities" shall have the meaning set forth in Section 1.2(b).

   "Audit Date" shall mean December 31, 2002.

   "Balance Sheet" shall mean the balance sheet of the Targeted Businesses as of the Audit Date.

   "Balance Sheet Date" shall mean the Audit Date.

   "Bill of Sale" shall mean that certain Bill of Sale for the Sylvan Target Assets in the form attached as Exhibit C hereto.

   "Business Day" shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

   "Canter" shall mean The Canter Group of Companies, Inc., a California corporation.

   "Canter Note" shall mean that certain Promissory Note in the original principal amount of the Net Capital Investment--Preferred Units, MINUS $10,000,000 made by Canter in favor of Apollo.

   "Cash Amount" means $112,550,000, PLUS an amount equal to the difference between (a) $72,450,000 and (b) the Debenture Value of the Convertible Debentures surrendered by Parent at Closing; MINUS an amount equal to the accrued and unpaid interest on the Debenture Amount on the Closing Date; PLUS the Center Buy Back Amount.


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   "Cash Burn Rate" shall mean eSylvan's total cash requirements (excluding amounts payable pursuant to clause (v) of the definition of Purchaser Losses) in excess of its revenues.

   "Cash On-Hand Amount" shall mean the greater of (i) $5,000,000, and (ii) the amount of cash and cash equivalents reflected on the Balance Sheet.

   "Center Buy Back Amount" shall mean $354,451, PLUS all amounts paid pursuant to the Chelmsford Note prior to the Closing Date.

   "Charter School Business" shall mean (i) the business of Connections Academy or its Subsidiaries, and (ii) any business of Holdings or its Subsidiaries (excluding any business owned by Connections Academy or its Subsidiaries) consisting of the opening and operation of government funded "charter schools" as such term is defined under applicable law on the date hereof.

   "Charter School EBITDA" means, as to any Measurement Period, the net income of the Charter School Business (calculated in accordance with US GAAP consistently applied from and after the Closing Date) for that Measurement Period, PLUS

            (1) the interest expense attributable to the Charter School Business for such Measurement Period, whether paid in cash or accrued and whether or not capitalized, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, net of the effect of all payments made or received pursuant to hedging obligations, to the extent that any such expense was deducted in computing net income for the Charter School Business; PLUS

            (2) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) attributable to the Charter School Business, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing net income for the Charter School Business; PLUS

            (3) tax expense of the Charter School Business to the extent that such expense was deducted in computing net income for the Charter School Business; PLUS

            (4) any corporate level overhead allocations or charges of Purchaser charged to Connections Academy and deducted in computing net income for the Charter School Business, excluding (a) Connections Academy's allocable portion (based on a pass through of all Purchaser costs) associated with the rental of


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


         office space, and (b) the fair value of any charges for services performed by Purchaser for Connections Academy for which the Purchaser incurred incremental expense; MINUS

            (5) an implied interest rate compounding quarterly on any capital contributed to Connections Academy by Purchaser (or any Affiliate of Purchaser) excluding any capital contributed in connection with an acquisition of a Charter School Business by Connections Academy, from the date that each such contribution is made accruing at a rate per annum equal to 7%; MINUS

            (6) any Charter School EBITDA attributable to any Charter School Business acquired by Connections Academy or Purchaser (or their Affiliates) after the Closing Date.

   "Chelmsford Note" shall mean that certain note dated January 1, 2003 in the original principal amount of $280,000, issued by Sylvan in favor of Chelmsford Sylvan Learning Center, Inc.

   "Claim" means any suit, arbitration, opposition, interference, cancellation or other adversarial proceeding.

   "Closing" shall have the meaning set forth in Section 2.1.

   "Closing Balance Sheet" shall mean a consolidated balance sheet of Sylvan dated as of the Closing Date, prepared in accordance with US GAAP.

   "Closing Date" shall have the meaning set forth in Section 2.1.

   "Closing Working Capital Adjustment Amount" means an amount of Working Capital equal to the difference (to the extent positive) of (i) the amount of Working Capital reflected on the Balance Sheet, minus (ii) the amount of Working Capital set forth on the Pre-Closing Balance Sheet.

   "Code" shall mean the Internal Revenue Code of 1986, as amended.

   "Confidentiality Agreement" shall mean the Confidentiality and Non-Disclosure Agreement dated as of January 30, 2003 between Sylvan and Apollo.

   "Connections Academy" shall mean Connections Academy, Inc., a Delaware corporation.

   "Contribution Margin" shall mean an amount equal to 25% of the revenues generated from an SES Contract.

   "Convertible Debentures" shall mean the 5% Convertible Subordinated Debentures due 2010 sold to Apollo by Sylvan pursuant to that certain Purchase Agreement dated as of February 23, 2000 between Sylvan and those investors executing such Agreement, including Apollo.


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   "Copyrights" means all copyrights in works of authorship of any type, including without limitation, moral rights and rights of attribution and integrity, copyrights in Software and in the content contained on any Web site, and registrations and applications for any of the foregoing, and rights to sue for past Infringement thereof.

   "CTB/McGraw-Hill Contract" shall mean that certain Agreement, dated as of July 1, 1996, by and between Sylvan and CTB/McGraw-Hill, a division of the Educational and Professional Publishing Division of The McGraw-Hill Companies, Inc.

   "Current Market Price" means the average of the daily closing prices per share of Sylvan common shares for the 15 consecutive Trading Days immediately prior to such date. The closing price for each day shall be the last quoted price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System.

   "Debenture Amount" equals the original principal amount of Convertible Debentures representing a Debenture Value of $72,450,000, provided that such amount may be reduced if, prior to the Closing Date, the Purchaser notifies Sylvan in writing of its intention to pay a greater portion of the consideration in cash in lieu of Parent's surrender of Convertible Debentures.

   "Debenture Value" means an amount equal to the greater of (a) the product of
(i) $19, multiplied by (ii) the number of shares into which the Convertible Debentures surrendered on the Closing Date are convertible on the Closing Date, and (b) the product of (i) the average closing price of Sylvan's common stock as quoted on the NASDAQ Stock Market for the 15 consecutive Trading Days immediately preceding the Closing Date, multiplied by (ii) the number of shares into which the Convertible Debentures surrendered on the Closing Date are convertible.

   "Deferred Purchase Price" shall mean the amount, calculated in accordance with Part 5.18 of the Disclosure Schedule, paid in the manner set forth in
Section 5.18.

   "Defect" shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

   "Designated Purchase Price" shall mean the Cash Amount, PLUS the Debenture Value.

   "Disclosure Schedule" shall mean the disclosure schedule of even date herewith prepared and signed by the Sellers and delivered to Purchaser simultaneously with the execution hereof.

   "Dispute Notice" shall have the meaning set forth in Section 1.3(b).

   "DOJ" shall mean the Antitrust Division of the United States Department of Justice.


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   "Domain Names" means any alphanumeric designation which is registered with or assigned by any domain name registrar, domain name registry, or other domain name registration authority as part of an electronic address on the Internet (or successor technology).

   "Dorana" shall have the meaning set forth in Section 2.2(k).

   "Eligible Employee" shall have the meaning set forth in Section 1.3(d).

   "Encumbrances" shall mean any and all encumbrances, liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

   "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of Materials of Environmental Concern at any location, whether or not owned or operated by the Seller or any Target Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

   "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution, protection or preservation of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

   "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Sellers would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

   "ERISA Claim" shall mean a claim for indemnification or defense arising out of Section 9.1(c), including reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser arising under Section 9.1(c).

   "eSylvan" shall mean eSylvan, Inc., a Maryland corporation.


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   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   "Excluded Sylvan Assets" shall mean all assets of Sylvan not included as Sylvan Target Assets, including the UK/France Subsidiaries.

   "Excluded Ventures Assets" shall mean all assets of Ventures not included as Ventures Target Assets.

   "Final Working Capital Adjustment Amount" means an amount equal to the difference of (i) the amount of Working Capital reflected on the Balance Sheet (less the Closing Working Capital Adjustment Amount set forth in clause (a) of the definition thereof paid to the Purchaser on the Closing Date), minus (ii) the amount of Working Capital set forth on the Closing Balance Sheet.

   "Financial Statements" shall mean (a) the consolidated balance sheets of the Targeted Businesses and the Target Subsidiaries as at December 31 in each of the years 2001 and 2002 (or such shorter period agreed to by Purchaser) together with consolidated statements of income, shareholders' equity and cash flows for each of the years then ended, and which, as of the Closing Date, will be certified by Ernst & Young LLP, independent certified public accountants, whose reports thereon will be included therein.

   "Financing" shall mean debt financing on terms not less favorable to the borrower than those set forth in Exhibit M hereto, in an amount equal to at least $130,000,000 as set forth in Exhibit M.

   "First Amendment to Investors Agreement" shall mean that certain First Amendment to Investors Agreement in the form attached as Exhibit J hereto.

   "First Notice" shall have the meaning set forth in Section 5.2(b).

   "FRG GAAP" shall mean generally accepted accounting principles in the Federal Republic of Germany.

   "FTC" shall mean the United States Federal Trade Commission.

   "German Subsidiaries" shall mean ZGS Zentrale Gelsenkirchener Schuelerhilfe GmbH, Schuelerhilfe Gesellschaft fur Nachhilfeunterricht GmbH & Co. KG, Dorana Einundvierzigste Verwal tungsgesellschaft mbH and Schuelerhilfe Promotion GmbH.

   "Governmental Entity" shall mean any Federal, state, local or foreign governmental authority or regulatory body, any subdivision, agency, commission or authority thereof or any quasi-governmental or private body exercising any governmental regulatory authority thereunder and any Person directly or indirectly owned by and subject to the control of any of the foregoing, or any court, arbitrator or other judicial or quasi-judicial tribunal.


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   "Holdings" shall have the meaning set forth in the introductory paragraph.

   "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   "Incremental Earn Out Amount" means on any Measurement Date following the date that the Initial Earn Out Amount is earned, an amount equal to the product of (a) $1,670,000, MULTIPLIED BY (b) the Incremental Return on such Measurement Date, if positive; PROVIDED, THAT in no event shall such amount (together with the Initial Earn Out Amount and any Incremental Earn Out Amounts earned during any prior Measurement Period) be greater than $10,000,000 in the aggregate.

   "Incremental Return" shall mean for any period the quotient of (a) the Incremental Target Amount for such Measurement Period, DIVIDED BY (b) $1,000,000; PROVIDED, THAT such amount shall be rounded down to the nearest whole number.

   "Incremental Target Amount" shall mean as of any Measurement Date, the difference of (a) the Charter Business EBITDA for such period, MINUS (b) the greater of $3,000,000 and the highest Charter Business EBITDA achieved, if any, in any previous Measurement Period.

   "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any Encumbrance on any property and (vi) all guarantee obligations.

   "Indemnified Party" shall have the meaning set forth in Section 9.3.

   "Indemnifying Party" shall have the meaning set forth in Section 9.3.

   "Independent Accountant" shall have the meaning set forth in Section 1.3(b).

   "Independent Accounting Firm" shall have the meaning set forth in
Section 1.5(a).

   "Infringement" means an assertion that a given item infringes, misappropriates, dilutes (with respect to Trademarks), unfairly competes with, constitutes unauthorized use of or otherwise violates the Intellectual Property rights of any Person.

   "Initial Earn Out Amount" means on any Measurement Date an amount equal to $5,000,000, PLUS an amount equal to the product of (a) $1,670,000, MULTIPLIED BY
(b) the Incremental Return, if any; PROVIDED, HOWEVER, that the Initial Earn Out Amount shall not be greater than $10,000,000.


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   "Initial Target Amount" shall mean $3,000,000.

   "Intellectual Property" means all Copyrights; Patents; Rights of Publicity; Software; Trademarks; Domain Names; Trade Secrets; and other similar intangible assets.

   "IP Agreements" means all agreements to which the Sellers or any Target Subsidiary are a party or otherwise bound (whether oral or written, and whether between Sellers or any Target Subsidiary and an independent Person or inter-corporate) which contain provisions (a) granting to any Person rights in Target Intellectual Property; (b) granting to Sellers or any Target Subsidiary any rights in Intellectual Property used or held for use in the Targeted Businesses that are owned or controlled by any Person; (c) consenting to another Person's use of Target Intellectual Property, or covenanting not to sue any Person for Infringement of any such Intellectual Property; (d) limiting the Sellers' or any Target Subsidiary's use of Target Intellectual Property; or (e) transferring ownership of any Target Intellectual Property to the Sellers or any Target Subsidiary.

   "K-12 Business" shall have the meaning set forth in the recitals.

   "Knowledge of the Sellers" concerning a particular subject, area or aspect of the Targeted Businesses' business or affairs shall mean the knowledge of senior management of such Targeted Businesses (excluding Chris Hoehn-Saric and Peter Cohen) and all knowledge which was or could reasonably be expected to have been obtained upon inquiry by such persons of those employees of the Sellers and the Target Subsidiaries (other than Chris Hoehn-Saric and Peter Cohen) whose duties would, in the normal course of Sellers' affairs, result in such employees having knowledge concerning such subject, area or aspect.

   "Laws" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

   "Lease" shall mean each agreement (whether written or oral) pursuant to which the Sellers (for the use or benefit of the Targeted Businesses) or any Target Subsidiary lease, sublease, license, use or occupy any real or personal property (excluding such agreements relating solely to personal property calling for rental or similar periodic payments not exceeding $10,000 per annum, and excluding such agreements relating to premises that are not actively used in the Targeted Businesses).

   "Leased Real Property" shall mean, collectively, all real property that is leased, subleased, licensed, used or occupied by the Sellers or any Target Subsidiary for the use or benefit of the Targeted Businesses, or that is reflected as an asset of the Targeted Businesses on the Pre-Closing Balance Sheet.

   "Master License Agreement" shall mean that certain Master License Agreement in the form attached as Exhibit I hereto.

   "material adverse effect" shall have the meaning set forth in Section
10.2(g).


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   "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon or mold.

   "Measurement Date" shall have the meaning set forth in Section 1.4(a).

   "Measurement Period" shall mean, for any Person as to any Measurement Date, the immediately preceding four full fiscal quarters.

   "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

   "Parent" shall have the meaning set forth in the introductory paragraph.

   "Patents" means all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all U.S. and foreign patents and industrial designs, including without limitation any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and rights to sue for past Infringement thereof.

   "Payment Date" shall have the meaning set forth in Section 1.4(a).

   "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

   "Plan" shall mean each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by either of the Sellers or any Target Subsidiary by any ERISA Affiliate, or to which the Sellers or an ERISA Affiliate is party, whether written or oral, for the benefit of any director, employee or former employee of the Targeted Businesses or any Target Subsidiary.

   "Post-Closing Period" shall have the meaning set forth in Section 8.1(b).

   "Post-Closing Straddle Period" shall have the meaning set forth in Section 8.1(b).

   "Pre-Closing Balance Sheet" means an unaudited consolidated balance sheet of Sylvan dated as of the end of the calendar month immediately preceding the


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

Closing Date, prepared in accordance with US GAAP on the same basis as the balance sheet attached hereto as Exhibit N.

   "Pre-Closing Period" shall have the meaning set forth in Section 8.1(a).

   "Pre-Closing Straddle Period" shall have the meaning set forth in
Section 8.1(a).

   "Preliminary Bonus Schedule" shall mean a schedule that contains with respect to each Eligible Employee (a) the portion of the amount set forth under the "Accrued Bonuses" line item on the Closing Balance Sheet, on an annualized basis, that relates to such Eligible Employee, and (b) the total bonus amount that such Eligible Employee is eligible to be paid during the 2003 calendar year.

   "Product" shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by the Sellers on behalf of the Targeted Businesses or by any Target Subsidiary, including any product sold in the United States by the Sellers or any Target Subsidiary as the distributor, agent, or pursuant to any other contractual relationship with a non-U.S. manufacturer.

   "Purchase Price" shall have the meaning set forth in Section 1.2(a).

   "Purchaser" shall have the meaning set forth in the introductory paragraph.

   "Purchaser Competing Business" shall mean any enterprise that provides facility-based or online post-secondary degree programs (i.e., associates, bachelors, masters and PhD degrees) for students after grade 12 or any enterprise that provides facility-based or online degree programs for students after the level of education required by a Governmental Entity, in the case of persons residing outside the United States.

   "Purchaser Indemnified Persons" shall mean Purchaser and each of its Affiliates.

   "Purchaser Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser arising under Article IX) incurred by any of the Purchaser Indemnified Persons that arise out of or are based upon or relate to:

             (i) any breach by the Sellers of any of their representations and warranties contained in or made by or pursuant to this Agreement (without giving effect to any update made to the Disclosure Schedule);


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             (ii) any breach by the Sellers of any of their covenants contained in this Agreement;

             (iii) any liability or obligation arising or resulting from action or inaction prior to the Closing Date other than Assumed Liabilities;

             (iv) alleged infringement or other violation, whether prior to or after the Closing Date, of or in connection with Patents owned or controlled by NCR Corporation; and

             (v) all severance or termination payments required to be paid by the Purchaser or eSylvan after the Closing with respect to the persons to be listed on Schedule 10.1 that will be delivered, and be reasonably acceptable, to Purchaser at least 5 Business Days prior to Closing and any other costs set forth on that schedule.

PROVIDED, HOWEVER, that the term "Purchaser Losses" shall not include the matters referred to in Section 9.1(c) hereof.

         "Qualified Acquisition Proposal" means any Acquisition Proposal received by the Sellers which involves, at a minimum, 90% in value of the Sellers' interest in the Sylvan Target Assets, that includes financing terms at least as favorable to Sylvan as that proposed by Purchaser and the consideration for which contains (i) at least as much cash as that proposed by Purchaser, including in such calculation as cash the Debenture Value of the Convertible Debentures offered as consideration by Purchaser and (ii) seller notes having an aggregate face amount no greater than those to be provided by Purchaser; PROVIDED, HOWEVER, that the foregoing clauses (i) and (ii) shall not apply to an offer to purchase all or substantially all of the stock or assets of Sylvan.

         "Real Property Permits" shall have the meaning set forth in Section 3.14(o).

         "Requisite Consent" shall mean the consents and approvals necessary to the consummation of the Transactions from:

            (a) the lessors under at least 75 of the Leases for Sylvan corporate-owned learning centers located in the United States whose consent, waiver or amendment is required to permit the consummation of the Transactions and the assignment or sublease of each such Lease, in every case without loss of any premises, loss of any option to renew or expand, increase in rent, or other material change to the terms and conditions of such Lease that were effective prior to the date hereof;

            (b) each lessor and sublessor of the Sylvan corporate office space and call center whose consent, waiver or amendment is required to permit the consummation of the Transactions and the assignment or sublease of each such Lease, in every case without loss of any premises, loss of any option to renew or


                                       74
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         expand, increase in rent, or other material change to the terms and conditions of such Lease that were effective prior to the date hereof;

            (c) each party to the CTB/McGraw Hill Contract whose consent, waiver or amendment is required pursuant to its terms to permit the consummation of the Transactions;

            (d) all requisite consents relating to the Sallie Mae financing program.

            (e) subject to Section 5.20(b), each party to license or use agreements relating to the Target Intellectual Property listed in Part 3.23(a)(v) of the Disclosure Schedule; and

            (f) each Governmental Entity party to a contract with the K-12 Business (each an "SES CONTRACT") that (i) expires in accordance with its terms on or after August 31, 2003, and (ii) requires the consent, waiver or amendment to permit the consummation of the Transactions without any material change to the terms and conditions of such SES Contract that were effective prior to the date hereof; PROVIDED, HOWEVER, that such consent will only be required for SES Contracts that provide for payments to Sylvan during the upcoming fiscal year that represent no more than 70% in the aggregate of all of the revenues from SES Contracts booked by Sylvan during the 2002 fiscal year.

         "Rights of Publicity" means all rights of publicity and privacy, including but not limited to the use of the names, likenesses, voices, signatures, biographical information, persona and other recognizable aspects of real Persons, and rights to sue for past Infringement thereof.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement, by and between Apollo Sylvan and Canter in the form attached as Exhibit J hereto.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Seller Competing Business" shall mean any enterprise that engages in, owns or operates businesses that provide facility-based or online tutoring services or tutoring services provided under contract with a Governmental Entity in the United States, in each case, for grades K-12 and younger students (other than any business conducted pursuant to the Master License Agreement) and any enterprise that owns or operates government funded "charter schools" as such term is defined under applicable law in effect on the date hereof.

         "Seller Indemnified Persons" shall mean the Sellers and each of their Affiliates.

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         "Seller Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of the Sellers arising under Article IX) incurred by any of the Seller Indemnified Persons that arise out of or are based upon or relate to (i) any breach by Purchaser of any of its representations, warranties or covenants contained in or made by or pursuant to this Agreement or (ii) any liability or obligation arising or resulting from action or inaction after the Closing Date (other than claims relating to alleged or other violations of or in connection with Patents owned or controlled by NCR Corporation).

         "Seller Note" shall have the meaning set forth in Section 1.2(a).

         "Sellers" shall have the meaning set forth in the introductory paragraph.

         "Shared Services Agreement" shall mean that certain Shared Services Agreement in the form attached as Exhibit H hereto.

         "Software" means all computer programs (whether in source code or object code form), databases, compilations and data, technology supporting and content contained on any owned or operated Internet or intranet site, and all documentation, including user manuals and training materials, related to any of the foregoing.

         "Straddle Period" shall have the meaning set forth in Section 8.1.

         "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership), and, with respect to Sylvan, shall include Ventures.

         "Superior Proposal" means any bona fide Qualified Acquisition Proposal that the Board of Directors of Sylvan, or the Special Committee of Sylvan, as appropriate, determines, in its good faith judgment and after consultation with its independent financial advisor and legal counsel, would be more favorable to Sylvan, or, in the case of a sale of Sylvan, its stockholders, taking into account legal, financial, regulatory and other matters, including the likelihood of consummation, than the Transactions.

         "Sylvan" shall have the meaning set forth in the introductory paragraph.


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

         "Sylvan Common Share" means each issued and outstanding share of Sylvan common stock, par value $0.01 per share.

         "Sylvan Marks" shall have the meaning set forth in Section 5.7.

         "Sylvan Target Assets" shall mean all of the property, assets, goodwill and business as a going concern of every kind, nature and description, real, personal or mixed, tangible or intangible, wherever situated, which is owned or leased by Sylvan for the purpose of conducting, or used in, the K-12 Business including all the issued and outstanding equity interests of the Target Subsidiaries owned by Sylvan and all of Sylvan's Tuition Portfolio Assets, but does not include any Excluded Sylvan Assets. The Sylvan Target Assets shall include, without limitation, the assets identified on Annex A as Sylvan Target Assets.

         "Target Assets" shall mean the Sylvan Target Assets (excluding any cash in the Target Subsidiaries to the extent it is captured by the definition of "Cash On-Hand Amount"), the Ventures Target Assets and cash in an amount equal to the Cash On-Hand Amount.

         "Targeted Businesses" shall have the meaning set forth in the recitals.

         "Target Intellectual Property" means all Intellectual Property owned, singly or jointly, by the Target Subsidiaries together with all Intellectual Property owned, used or held for use by the Sellers or any Subsidiary and used or held for use primarily in the Targeted Businesses.

         "Target Subsidiary" shall mean the German Subsidiaries, Connections Academy and eSylvan.

         "Target Subsidiary Equity Interests" shall mean all of the issued and outstanding equity interests of the Target Subsidiaries held by the Sellers.

         "Tax" or "Taxes" means (i) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the Internal Revenue Service ("IRS") or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis; and such terms shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (ii) any liability for the payment of any amounts described in
(i) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (iii) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify


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any other person with respect to the payment of any amounts of the type described in (i) or (ii).

         "Tax Contest" shall mean any deficiency, proposed adjustment, adjustment, assessment audit, examination or other administrative or court proceeding, suit, dispute or other claim.

         "Tax Claim" shall have the meaning in Section 8.2(a).

         "Tax returns" means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Termination Date" means the date on which the Agreement is terminated pursuant to Section 7.1

         "Termination Fee" means that Section 7.3 fee payable by the Sellers to Purchaser at Purchaser's election pursuant to Section 7.3(a).

         "Termination Fee Notice" shall have the meaning set forth in Section 5.2(b).

         "Trademarks" means all trademarks, service marks, trade names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill symbolized by any of the foregoing, registrations and applications and renewals relating to any of the foregoing, and rights to sue for past Infringement thereof.

         "Trade Secrets" means all confidential information, financing and marketing information, technology, know-how, inventions, proprietary processes, formulae, algorithms, models and methodologies, and rights to sue for past Infringement thereof.

         "Trading Day" means a day on which the National Association of Securities Dealers, Inc. Automated Quotation System is operating for the transaction of business.

         "Transactions" shall mean all the transactions provided for or contemplated by this Agreement.

         "Transfer Taxes" shall mean all sales (including, without limitation, bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties, value added or similar Taxes and fees.

         "Transfer Tax Payor" shall mean the party which has primary legal responsibility for the payment of any particular Transfer Tax.


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         "Tuition Portfolio Assets" shall mean the accounts receivable and other assets associated with the tuition financing business of Sylvan that are owned by Sylvan on the Closing Date.

         "2004 Bonus Amount" shall have the meaning set forth in Section 1.3(d).

         "UK/France Subsidiaries" shall mean France Learning Systems LLC, France Learning Systems SARL, UK Learning Systems LLC and UK Learning Systems Ltd.

         "US GAAP" shall mean United States generally accepted accounting principles.

         "VAT" shall have the meaning set forth in Section 3.22(a).

         "Ventures" shall have the meaning set forth in the introductory paragraph.

         "Ventures Businesses" shall have the meaning set forth in the recitals.

         "Ventures Limited Liability Company Agreement" shall mean the Limited Liability Agreement of Ventures, dated as of June 30, 2000.

         "Ventures Target Assets" shall mean all of the issued and outstanding equity interests of Connections Academy and eSylvan.

         "Voting Debt" shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

         "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act.

         "Working Capital" shall be calculated in accordance with the formula set forth on Exhibit O.

      Section 10.2 INTERPRETATION.

         (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

         (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

         (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section,


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paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

         (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

         (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

         (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

         (g) As used in this Agreement, any reference to any event, change or effect that would have a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect would be materially adverse to (i) the consolidated financial condition, results of operations, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, businesses or operations of such entity as a whole (or, if used with respect thereto, of such group of entities taken as a whole) or (ii) the ability of such entity (or group) to consummate the Transactions.

         (h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

   Section 11.1 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement and except as follows:

         (a) The Sellers shall bear all legal, accounting and other fees and expenses incurred by the Sellers and each Target Subsidiary in connection with the negotiation, execution and closing of the Transactions and all costs and expenses incurred by the Sellers in connection with or arising out of (i) obtaining consents to the assignment and subletting of the Leases to Purchaser or (ii) the actual assignment or sublease of each such Lease, other than Transfer Taxes (which shall be paid as provided in Section 8.5);


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         (b) All of the fees payable in connection with the Pre-Merger
Notification filing for the Transactions required by the HSR Act shall be paid equally by the Sellers on the one hand and Purchasers on the other hand; and

         (c) Purchaser shall pay all expenses it incurs pursuant to subsections
(a) and (b) of Section 5.3.

   Section 11.2 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

   Section 11.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Purchaser, Parent or Holdings, to:

         Educate Operating Company, LLC
         c/o Apollo Management IV, L.P.
         1301 Avenue of the Americas
         38th Floor
         New York, New York  10019
         Attention:  Laurence M. Berg
         Telephone:  (212) 515-3200
         Telecopy:  (212) 515-3288

         and if after Closing to:

         Educate Operating Company, LLC
         1001 Fleet Street
         Baltimore, Maryland  21202
         Attention:  Kevin Shaffer
         Telephone:  (410) 843-6848
         Telecopy:  (410) 843-2139

         with a copy (which shall not constitute notice) to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         300 South Grand Avenue, Suite 3400
         Los Angeles, California  90071
         Attention:  Jeffrey H. Cohen, Esq.
         Telephone:  (213) 687-5288
         Telecopy:  (213) 687-5600


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if to Sylvan, to:

         Sylvan Learning Systems, Inc.
         1001 Fleet Street
         Baltimore, Maryland  21202
         Attention:  Robert W. Zentz, Esq.
         Telephone:  (410) 843-8000
         Telecopy:  (410) 843-8544

if to Ventures to:

         Sylvan Ventures, LLC
         1001 Fleet Street
         Baltimore, Maryland  21202
         Attention:  B. Lee McGee
         Telephone:  (410) 843-8000
         Telecopy:  (410) 843-8060

         in each case with a copy (which shall not constitute notice) to:

         Shaw Pittman LLP
         2300 N Street, N.W.
         Washington, D.C.  20037
         Attention:  Robert B. Robbins, Esq.
         Telephone:  (202) 663-8136
         Telecopy:  (202) 663-8007

   Section 11.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 11.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

   Section 11.6 SEVERABILITY. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties


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agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

   Section 11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York including, without limitation, Section 5-1401 of the New York General Obligations Law.

   Section 11.8 ENFORCEMENT; VENUE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in Maryland state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal or state court sitting in the State of Maryland.

   Section 11.9 TIME OF ESSENCE. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

   Section 11.10 EXTENSION; WAIVER. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

   Section 11.11 ELECTION OF REMEDIES. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser or any of the Purchaser Indemnified Persons in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

   Section 11.12 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether


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

by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.






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         IN WITNESS WHEREOF, the undersigned have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.



                                        EDUCATE, INC.




                                        By:    /s/ Laurence M. Berg
                                           -------------------------------------
                                        Name:  Laurence M. Berg
                                        Title: Vice President


                                        EDUCATE OPERATING COMPANY, LLC




                                        By:    /s/ Laurence M. Berg
                                           -------------------------------------
                                        Name:  Laurence M. Berg
                                        Title: Vice President


                                        APOLLO SYLVAN, LLC




                                        By:    /s/ Laurence M. Berg
                                           -------------------------------------
                                        Name:  Laurence M. Berg
                                        Title: Vice President


                                        APOLLO SYLVAN II, LLC




                                        By:    /s/ Laurence M. Berg
                                           -------------------------------------
                                        Name:  Laurence M. Berg
                                        Title: Vice President

                                        SYLVAN LEARNING SYSTEMS, INC.




                                        By:    /s/ Sean R. Creamer
                                           -------------------------------------
                                        Name:  Sean R. Creamer
                                        Title: Senior Vice President and Chief
                                               Financial Officer


                                        SYLVAN VENTURES, L.L.C.




                                        By:    /s/ B. Lee McGee
                                           -------------------------------------
                                        Name:  B. Lee McGee
                                        Title: Chief Financial Officer




And only with respect to Section 5.22


                                         Apollo Management IV L.P.
                                         a Delaware Limited Partnership,


                                         By:    AIF IV Management, Inc.
                                                a Delaware Corporation,
                                                its General Partner


                                         By:    /s/ Laurence M. Berg
                                                --------------------------------
                                         Name:  Laurence M. Berg
                                         Title: Vice President